Exhibit (a)(1)(A)

IKANOS COMMUNICATIONS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

A NUMBER OF REPLACEMENT STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., U.S. PACIFIC DAYLIGHT TIME, ON MARCH 20, 2015, UNLESS WE EXTEND THE OFFER.

The Date of this Offer is February 20, 2015

Ikanos Communications, Inc. (“Ikanos,” the “Company,” “we,” “us,” or “our”) is offering eligible employees and directors the opportunity to exchange their outstanding eligible options for replacement options (the “Replacement Options”) in an amount and subject to certain vesting terms (the “Offer”) as described herein. We will grant the Replacement Options under our 2014 Stock Incentive Plan (the “2014 Plan”).

You are an “Eligible Optionholder” if you provide services to Ikanos in the United States or in one of our subsidiaries or branch offices in the People’s Republic of China, France, Germany, India, Japan, Republic of Korea, Taiwan, or the United Kingdom as an employee or director at the beginning and through to the end of the exchange period and on the date of the new option grant, and are not otherwise excluded. Unless extended, this Offer will expire at 5:00 P.M., U.S. Pacific Daylight Time, on March 20, 2015.

Options eligible for exchange in this Offer (the “Eligible Options”) are outstanding options, vested or unvested, to purchase Ikanos common stock that were granted prior to January 1, 2014, have an exercise price per share that is equal to or greater than U.S. $4.10 and were granted under our Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”) or our Amended and Restated 1999 Stock Plan (the “1999 Plan”).

In this document, we use the term “option” to mean a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may elect to exchange as few or as many of your Eligible Options as you wish. However, if you choose to tender an Eligible Option, you must tender the entire outstanding, unexercised portion of that option. We will not accept partial tenders of options.

The number of Eligible Options that an Eligible Optionholder must surrender to obtain Replacement Options is called the Exchange Ratio. The Exchange Ratio will require certain Eligible Optionholders to exchange more than one Eligible Option for each Replacement Option. The Compensation Committee of Ikanos’s Board of Directors (the “Board”) has established two Exchange Ratios—a 1.25:1 exchange ratio applies for our Chief Executive Officer (“CEO”) and all of his direct reports (the “Senior Officers”) and all of our directors, and a 1:1 exchange ratio applies for all other Eligible Optionholders.

If you are eligible to participate in this Offer, you will receive an invitation to log on to the stock option exchange website at https://ikanos.equitybenefits.com, where you can review a list of each option that you currently hold which has a grant date prior to January 1, 2014 and an exercise price equal to or greater than U.S. $4.10, and the number of Replacement Options you will receive if each Eligible Option is exchanged. We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

The tendered stock options will be cancelled upon expiration of this Offer and promptly thereafter we will grant the Replacement Options. All Replacement Options will be entirely unvested on the grant date, even if exchanged for partially or fully vested Eligible Options. Eligible Options with time-based vesting schedules will be exchanged for Replacement Options subject to one of three different time-based vesting schedules: forty-eight months for those Replacement Options exchanged for employees’ fully unvested Eligible Options; thirty-six months for those Replacement Options exchanged for employees’ partially vested Eligible Options; and twenty-

four months for those Replacement Options exchanged for employees’ fully vested Eligible Options. Notwithstanding the immediately preceding sentence, any Director-held Eligible Options that were originally subject to a 12-month vesting period will be exchanged for Replacement Options that will vest over a 12-month period. All Replacement Options for employees and directors with time-based vesting will vest on a ratable monthly basis over the vesting period, beginning on the date the Replacement Options are granted. Each Replacement Option granted pursuant to this Offer vests through your continued service in the United States or in one of our subsidiaries or branch offices in China (PRC), France, Germany, India, Japan, Korea, Taiwan or the United Kingdom.

Until your Replacement Option has vested, such Replacement Option remains subject to restrictions on transfer and to forfeiture if your service terminates. If and when the Replacement Option vests and upon the exercise of the Replacement Option, the underlying shares of common stock will be released to you free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, Ikanos securities trading policies and any other laws, rules or regulations. You will not be required to pay anything to receive Replacement Options (other than surrendering your Eligible Options) in connection with this Offer.

All Replacement Options will have a per-share exercise price equal to the closing price of our common stock on The NASDAQ Capital Market (“NASDAQ”), on the grant date of the Replacement Options. Each Replacement Option will be subject to the terms of the 2014 Plan and a stock option agreement between you and Ikanos. All Replacement Options will be subject to a seven-year exercise period, subject to earlier termination upon your leaving service with Ikanos.

Notwithstanding the foregoing, our CEO holds Eligible Options that were granted outside of our 1999 and 2004 Plans, pursuant to an inducement grant made at the time of his hire and modified in February 2015. Likewise, any Replacement Options issued to our CEO pursuant to this Offer will be made outside of the 2014 Plan. In addition to time-based vesting grants, our CEO holds certain Eligible Options with performance-based vesting terms. The performance vesting terms of these Eligible Options will generally carry over to any corresponding Replacement Options received by the CEO pursuant to this Offer, as further described in this document. In addition, all Eligible Options held by and all Replacement Options offered to employees at our Chinese (PRC) subsidiary are cash-settled stock appreciation rights, rather than options to buy our common stock and have differing exercise periods, as explained in this document.

Participation in this Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Offer, you will not receive Replacement Options pursuant to the Offer and your outstanding options will remain outstanding according to their existing terms and conditions.

If you want to exchange your Eligible Options, you must log on to the stock option exchange website at http://ikanos.equitybenefits.com (the “Website”) and submit an election to participate no later than 5:00 P.M. U. S. Pacific Daylight Time on March 20, 2015 (or such later time and date as may apply if the Offer is extended). Elections submitted by any other means, including email, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

You may obtain a copy of any option exchange documents by visiting the Website.

To inform yourself about our Offer, you should:

•	Read this whole document and all related attachments, including the 2014 Plan and the form of stock option agreement including any country-specific appendix;

•	Review the list of your Eligible Options presented on the Website;

•	Consider the questions and answers in the attached Summary Term Sheet; and

•	Contact stockexchange@ikanos.com if you have questions about our Offer or if you have difficulty accessing or submitting an election through the Website.

We are making this Offer upon the terms and conditions described in the Summary Term Sheet, offer to exchange memorandum and appendices in this document (collectively, the “Offer to Exchange”) as well as the related Terms of Election. Execution of the Offer is not conditioned on any minimum number of options being exchanged, but is subject to conditions that we describe in Section 7 of Part III of this Offer to Exchange document.

Effective February 13, 2015, we effected a 1:10 reverse split of our outstanding common stock. Unless otherwise indicted, all share-related information in this Offer to Exchange is on a post-split basis.

Shares of our common stock are quoted on NASDAQ under the symbol “IKAN.” On February 19, 2015, the closing price of one share of our common stock on NASDAQ was $3.38. We recommend that you get current market prices for our common shares before deciding whether to exchange your Eligible Options.

IMPORTANT

THIS OFFER TO EXCHANGE DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IKANOS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. IKANOS HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY IKANOS.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OF IKANOS OR ONE OF OUR SUBSIDIARIES OR BRANCH OFFICES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

IKANOS RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2014 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2014 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE IKANOS TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2014 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

IMPORTANT NOTICE

Although our Board has approved this Offer, neither we nor our Board makes any recommendation to you as to whether or not you should tender your Eligible Options for exchange. Also, we have not authorized any person to make any recommendation on our behalf as to whether or not you should accept this Offer.

You must make your own decision as to whether or not to exchange your Eligible Options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 of Part III of this document, any official question and answer session organized by Ikanos, or any other authorized communications from Ikanos made generally available to Eligible Optionholders, as no other representations or information have been authorized by Ikanos. We recommend that you consult with your own advisors, including your tax advisor, before making any decisions regarding the Offer.

The Replacement Options we are offering may end up being worth less than your existing Eligible Options. In evaluating this Offer, you should keep in mind that the future performance of Ikanos and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”). In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2014, June 29, 2014, and September 28, 2014, each of which has been filed with the SEC and is available free of charge on the Internet at www.sec.gov.

The statements in this Offer to Exchange document concerning the Eligible Options, the 2014 Plan and the Replacement Options are summaries of the material terms but are not complete descriptions of the Eligible Options, the 2014 Plan, or the Replacement Option. The 2014 Plan and the form of Replacement Option agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit). See Section 18 of Part III of this document for additional information regarding the Schedule TO.

Our Offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the Offer or accepting any tendered options is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this Offer to option holders in such jurisdiction.

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I. SUMMARY TERM SHEET

The following are answers to some questions about our Offer. The answers are summaries and do not describe all of the details of the Offer. You should read this entire Offer to Exchange document as well as all materials available on the Website at https://ikanos.equitybenefits.com (including the Terms of Election, our 2014 Plan, and the form of stock option agreement and any country-specific appendix), because they contain the full details of our Offer and the terms of the Replacement Options, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

This summary is presented in question-and-answer format, organized as follows:

HOW THE OPTION EXCHANGE WORKS

1.	What is the Offer?

2.	Am I eligible to participate?

3.	Are individuals outside the United States eligible to participate?

4.	What happens if my service terminates before tendered options are canceled or the date of grant of the Replacement Option?

5.	Which options may I exchange?

6.	If I participate, what will happen to my current options?

7.	If I participate, can I exchange part of an Eligible Option?

8.	May I tender unvested options?

9.	May I tender an option that I have already exercised in full?

10.	What is a stock option?

11.	Why can’t I just be granted additional options?

12.	Do I have to pay any money to receive a Replacement Option?

13.	If I participate, how many Replacement Options will I receive?

14.	What will the exercise price be for my Replacement Options?

15.	When will my Replacement Option(s) vest and be exercisable?

16.	If I currently hold incentive stock options, will I receive incentive stock options if I participate in this Offer?

17.	When and how will I receive my Replacement Option(s)?

18.	What is the source of the common stock that is underlying the Replacement Options?

19.	What happens if my service terminates before my Replacement Option(s) fully vests?

20.	Will my Replacement Option(s) ever expire?

21.	Are there any Offer terms unique to Ikanos’s management?

22.	Are there risks that I should consider in deciding whether to exchange my options?

23.	What happens if Ikanos’s stock price increases during the Offer?

24.	Why should I consider participating in the Offer?

25.	Are there conditions to the Offer?

BACKGROUND AND PURPOSE OF THE OFFER

26.	Why is Ikanos making this Offer?

27.	Will there be additional equity grants in the future?

28.	Is it likely that an option exchange offer similar to this one will be made in the future?

29.	Does our Board have a recommendation about this Offer?

30.	Is there any information regarding Ikanos that I should be aware of?

31.	What are the accounting consequences to Ikanos of making this Offer?

DURATION OF THE OFFER

32.	How long will this Offer remain open?

HOW TO ELECT TO PARTICIPATE

33.	What do I need to do to participate in the Offer?

34.	Do I need to take any action if I do not want to exchange my options?

35.	If I submit an election to exchange my options, can I change my mind?

36.	Will Ikanos accept all options tendered for exchange?

37.	What happens to my options if I do not accept this Offer or if my options are not accepted for exchange?

38.	What if I am out of the office on leave of absence during the Offer period?

U.S. FEDERAL AND NON-U.S. INCOME TAX CONSIDERATIONS

39.	What are the U.S. federal income tax consequences if I participate in the Offer?

40.	What are the tax consequences if I live outside the U.S.?

41.	Are there special considerations for people on international assignment or who have transferred from another Ikanos location in another country?

CHANGE OF CONTROL

42.	What happens if I tender my Eligible Options and Ikanos is later subject to a change of control, such as a merger?

HOW TO GET MORE INFORMATION

43.	Whom may I contact if I have questions about the Offer?

References in this document to “Ikanos,” the “Company,” “we,” “us” and “our” mean Ikanos Communications, Inc., and references to the time “the Offer expires” mean 5:00 P.M., U.S. Pacific Daylight Time, on March 20, 2015, or, if we extend the Offer period, any later date that we specify. References to the “Offer to Exchange” mean this document, which includes the Term Sheet, the offer to exchange memorandum and multiple appendices thereto. References to the “Offer” mean the option exchange program described in the Offer to Exchange and the opportunity to participate in that program. References to dollars (“$”) are to U.S. dollars.

HOW THE OPTION EXCHANGE WORKS

1.	What is the Offer?

Beginning on February 20, 2015, and ending at 5:00 P.M., U.S. Pacific Daylight Time, on March 20, 2015, each eligible employee and director (described in Question 2 below) may decide to exchange Eligible Options (described in Question 5 below) for replacement options (the “Replacement Options”), at no cost to the individual (described in Question 12 below). Replacement Options will have an exercise price equal to the closing price of our common stock on the grant date. The number of options in a Replacement Option an eligible employee or director will receive in exchange for an Eligible Option grant will be determined by the exchange ratio (described in Question 13 below). Replacement Options granted upon the exchange will be unvested and will be subject to a new vesting schedule (described in Question 15 below).

Participation in this Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Offer, you will not receive Replacement Options pursuant to this Offer, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

2.	Am I eligible to participate?

Only eligible employee and directors (“Eligible Optionholders”) may participate in this Offer. You are eligible to participate in the Offer if you:

•	hold Eligible Options on March 20, 2015;

•	provide services to Ikanos in the United States or in one of our subsidiaries or branch offices in China (PRC), France, Germany, India, Japan, Korea, Taiwan or the United Kingdom as an employee or director during the period of February 20, 2015 through March 20, 2015; and

•	continue to be employed by (or serve as a director to) Ikanos in one of these locations (even if on an approved leave of absence) through to the date on which the tendered options are canceled and Replacement Options are granted.

If you resign or are dismissed at any time before the date on which the tendered options are canceled, you are not eligible to participate in the Offer. (See Section 1 of Part III.)

3.	Are individuals outside the United States eligible to participate?

All employees who provide services to one of Ikanos’s subsidiaries or branch offices in China (PRC), France, Germany, India, Japan, Korea, Taiwan, or the United Kingdom with Eligible Options are eligible to participate in the Offer. Please be sure to read Appendix B which discusses terms of the Offer specific to Eligible Optionholders outside the United States.

4.	What happens if my service terminates before tendered options are canceled or the date of grant of the Replacement Options?

If you tender options for exchange under this Offer but before the tendered options are canceled, your service (as employee or director) with Ikanos or one of our subsidiaries or branch offices terminates for any reason, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of service in accordance with their terms to the extent that they are vested.

The 2014 Plan under which Replacement Options are to be granted requires that individuals receiving a grant must be an employee, director or consultant on the date such grant is made. If you have tendered options for exchange under this Offer and your service with Ikanos or one of our subsidiaries terminates for any reason after the tendered options are canceled, but before the grant date of the Replacement Option, you will lose all rights to receive any Replacement Options and your surrendered options will not be returned to you.

If you are currently considered an “at-will” employee, this Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Offer expires or the tendered options are cancelled, for any reason, with or without cause.

5.	Which options may I exchange?

Only Eligible Options may be exchanged under this Offer. Eligible Options are generally those option grants under the 1999 Plan or 2004 Plan (except as specified in Question 21) made prior to January 1, 2014 and having an exercise price per share that is equal to or greater than $4.10. Any options that you tender for exchange with a per share exercise price that is not equal to or greater than $4.10 will not be eligible for exchange and will automatically be excluded from the Offer. To determine which option grants are eligible for exchange, you should review your Website page at https://ikanos.equitybenefits.com, which lists all of your option grants that were granted prior to January 1, 2014 and have an exercise price equal to or greater than $4.10, and therefore, are eligible for exchange. You may indicate which Eligible Options you wish to exchange through the Website by following the directions provided there.

Note, however, that for Eligible Optionholders in China (PRC), Eligible Options means those cash-settled stock appreciation rights granted under the 1999 Plan or 2004 Plan with an exercise price equal to or greater than $4.10. Under this Offer, Eligible Optionholders in China (PRC) will be offered cash-settled stock appreciation rights as opposed to stock options, such stock appreciation rights to have similar terms to the Replacement Options offered to Eligible Optionholders elsewhere except that they shall be settled in cash rather than in our common stock and shall have a shorter exercise period (see Question 20).

6.	If I participate, what will happen to my current options?

Eligible Options that you elect to exchange under this Offer will be canceled promptly following the expiration of this Offer and you will no longer have those options available for exercise. If you do not tender all of your Eligible Options for exchange, the Eligible Options that you do not tender will not be canceled, and such Eligible Options will remain outstanding and subject to their existing exercise prices and their existing terms. (See Section 6 and Section 12 of Part III.)

7.	If I participate, can I exchange part of an Eligible Option?

No. If you elect to exchange an Eligible Option, you must exchange the entire Eligible Option in full. However, you will be able to elect to exchange as few or as many of your Eligible Options as you wish. If you attempt to exchange some but not all of an outstanding Eligible Option, we will reject your tender of that particular Eligible Option. Such rejection will not affect any other Eligible Options that are properly tendered. (See Section 2 of Part III.)

8.	May I tender unvested options?

Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. However, if you choose to tender a particular outstanding Eligible Option grant, you must tender the entire Eligible Option grant, both the vested and unvested portions.

9.	May I tender an option that I have already exercised in full?

No. The Offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this Offer. If you have exercised an Eligible Option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

10.	What is a stock option?

A stock option is the right, but not the obligation, to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase or “exercise” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time after the option is granted, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The options eligible for exchange under this Offer currently are “out-of-the-money.”

11.	Why can’t I just be granted additional options?

An additional grant of options would significantly increase the number of our outstanding shares and thereby have a negative effect on our stock dilution. We would also be required to incur compensation expense on both the currently outstanding options and the new option grants, which would harm our financial results.

12.	Do I have to pay any money to receive a Replacement Option?

No. You will not be required to pay any money to us to receive a Replacement Option. However, you will be responsible for paying all applicable taxes and social charges in connection with the Replacement Option. (See Questions 39 through 41 below and Sections 14 and 15 of Part III.)

13.	If I participate, how many Replacement Options will I receive?

The actual number of Replacement Options that we are offering in exchange for each Eligible Option grant is determined by an Exchange Ratio, based on the optionholder’s position at Ikanos or one of our subsidiaries or branch offices. Most Eligible Optionholders will receive one Replacement Option for each Eligible Option tendered. However, our CEO and all officers that report to the CEO (the “Senior Officers”) as well as all of our outside directors must exchange a larger number of Eligible Options for a smaller number of Replacement Options. The Exchange Ratios are as follows:

Eligible Optionholder’s Position at Ikanos	Exchange Ratio (No. of Eligible Options: No. of Replacement Options)
Senior Officer or Outside Director	1.25:1
Non-Senior Officer Employee	1:1

We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each Eligible Option on a grant-by-grant basis.

14.	What will the exercise price be for my Replacement Options?

The exercise price for all Replacement Options will be equal to the closing sales price of a share of our common stock as quoted on NASDAQ on the Replacement Options’ grant date. For information about the Replacement Options’ grant date see Question 17.

15.	When will my Replacement Option(s) vest and be exercisable?

The Replacement Options will be entirely unvested and will be subject to a new vesting schedule that will differ from the vesting schedule of the underlying Eligible Options. The vesting schedule for each Replacement Option granted to an eligible employee or outside director will depend on the vesting status of the underlying Eligible Options for which they are exchanged, except that any Replacement Options granted to outside directors in exchange for Eligible Options with a 12-month vesting schedule will also be subject to a 12-month vesting schedule regardless of the Eligible Options’ vested status. The vesting schedules are as follows:

Status of Underlying Eligible Options	Vesting Schedule for Corresponding Replacement Options
Fully unvested award	48 months from grant date
Partially vested award	36 months from grant date
Fully vested award	24 months from grant date
Award held by outside director that was originally subject to 12-month vesting	12 months from grant date

All Replacement Options will vest on a ratable monthly basis for the period of the vesting schedule subject to your continued employment by Ikanos or one of our subsidiaries or branch offices (or service as an Ikanos director) through each relevant vesting date. For example an eligible employee’s fully vested Eligible Options will be exchanged for Replacement Options with a twenty-four month vesting schedule, so that 1/24th of the Replacement Options will vest on each monthly anniversary of the date the Replacement Options are granted as long as the optionholder remains in an eligible position with Ikanos or one of our subsidiaries or branch offices. Except as otherwise provided in your stock option agreement, if your service with us terminates before all of your Replacement Option has vested, you will generally forfeit any Replacement Options that remain unvested at that time.

For exceptions to the foregoing, please see Question 21.

16.	If I currently hold incentive stock options, will I receive incentive stock options if I participate in this Offer?

Replacement Options will generally be of the same type (for U.S. federal tax purposes) as the Eligible Options exchanged for them, with some exceptions. If your Eligible Options are incentive stock options (“ISOs”) within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), then your Replacement Options will remain ISOs, but only to the extent they qualify as ISOs on the grant date of the Replacement Options; the remainder will be nonstatutory stock options (“NSOs”). If your Eligible Options are NSOs, then your Replacement Options also will be NSOs. (See Section 9 of Part III.)

17.	When and how will I receive my Replacement Option(s)?

We intend to grant the Replacement Options on the same date upon which we cancel the corresponding Eligible Options elected for exchange. If we cancel options elected for exchange on March 20, 2015 (which is the expected expiration date of this Offer), the grant date of the Replacement Options will be the same day or shortly thereafter. If this Offer is extended beyond March 20, 2015, then the Replacement Options will be granted on or shortly following the expiration date of the extended Offer. (See Section 16 of Part III.)

We expect to deliver agreements for the Replacement Options to recipients as soon as practicable following the grant date.

18.	What is the source of the common stock that is underlying the Replacement Options?

Except as specified in Question 21, the Replacement Options will be issued under the 2014 Plan, and will be drawn from our pool of common stock currently authorized for issuance under the 2014 Plan.

19.	What happens if my service terminates before my Replacement Option(s) fully vests?

Except as otherwise provided in your stock option agreement, you will generally forfeit any shares subject to the Replacement Option that are not vested on the day you stop providing services (as employee or director) to

Ikanos or one of our subsidiaries or branch offices for any reason. Any shares of common stock that you obtain upon vesting and exercise of your Replacement Option while you are an employee or director of Ikanos or one of our subsidiaries or branch offices are yours to keep even after you leave Ikanos or one of our subsidiaries or branch offices. Your stock option agreement generally provides that you have a limited period of time after your final day of service with Ikanos or one of its subsidiaries to exercise your remaining outstanding stock options to the extent that they are vested. If you do not exercise them within that limited time period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

20.	Will my Replacement Option(s) ever expire?

The Replacement Options will expire on the seven-year anniversary of the date they are granted, or earlier if your service with Ikanos or one of our subsidiaries or branch offices terminates. However, the cash-settled stock appreciation rights offered to Eligible Optionholders in China (PRC) will ordinarily expire on the five-year anniversary of the grant date, rather than the seven-year anniversary of the grant date.

21.	Are there any Offer terms unique to Ikanos’s management?

As described above, a different Exchange Ratio applies to Senior Officers and directors participating in this Offer. In addition, certain unique exceptions to the terms described so far apply with respect to our CEO’s participation in this Offer. The Eligible Options held by Ikanos’ CEO were not granted under our 1999 or 2004 Plans. The terms of the CEO’s Eligible Options are currently established in the May 31, 2012 offer letter and June 11, 2012 Stock Option Agreement between the parties (both filed as exhibits to our Current Report on Form 8-K filed with the SEC on June 11, 2012), as amended effective February 11, 2015 (as summarized in our Current Report on Form 8-K filed with the SEC on February 18, 2015).

Any Replacement Options exchanged for our CEO’s Eligible Options will be granted outside of our stock plans, not under the 2014 Plan. While the CEO’s participation in this Offer will generally be the same as any other Senior Officer’s participation, any Replacement Options the CEO receives will remain subject to the terms specified in the aforementioned 2012 agreements, as amended effective February 11, 2015, that provide for vesting acceleration upon a termination without cause or resignation with good reason. In addition, certain of the CEO’s Eligible Options have performance-based vesting terms linked to our stock price; any Replacement Options exchanged for such options will remain subject to those same performance vesting terms. (See Section 11 of Part III.)

22.	Are there risks that I should consider in deciding whether to exchange my options?

Yes. Exchanging your Eligible Options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”) and the risks described under the heading entitled “Risk Factors” in our reports we file with the SEC, including our most recent Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014.

23.	What happens if Ikanos’s stock price increases during the Offer?

If our stock price increases during the Offer, you may want to exercise some of your options or even decide that you do not want to participate in the Offer. If you want to exercise any of your options that may be eligible for exchange and still participate in the Offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election to participate, you cannot exercise Eligible Options you have elected to exchange unless you first withdraw your previous election. If you withdraw and then exercise some of your Eligible Options and want to exchange the rest, you can do so by again following the procedures in Section 4 of Part III.

24.	Why should I consider participating in the Offer?

If you participate in the Offer, you will surrender Eligible Options (potentially including some vested options) for unvested Replacement Options with a potentially longer vesting schedule, as described in the answer to Question 15 and Section 9 of Part III. Furthermore, if you are a Senior Officer or director, then by participating in the Offer you will be surrendering five Eligible Options for every four Replacement Options, as described in the answer to Question 13 and Section 2 of Part III.

The Eligible Options that you hold, however, might never be in-the-money (see Question 10) and, therefore, may never have any actual value to you, whereas the exercise price for the Replacement Options will be the closing sales price of a share of our common stock as quoted on NASDAQ on the Replacement Option grant date. As of February 19, 2015, the closing price of one share of our common stock on NASDAQ was $3.38, which is less than the exercise price of your Eligible Options. Note, however, that if the market price of our common stock increases before the Replacement Option grant date, the Replacement Options that you receive in exchange for your existing Eligible Options may have a higher exercise price than some or all of your existing Eligible Options.

In evaluating this Offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you read our Form 10-K for the fiscal year ended December 29, 2013, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2014, June 29, 2014 and September 28, 2014, which have been filed with the SEC and are available at www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).

25.	Are there conditions to the Offer?

The Offer is subject to a number of other conditions that are described in Section 7 of Part III. The Offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the Offer. Your participation in the Offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

26.	Why is Ikanos making this Offer?

This Offer is intended to encourage retention and build engagement among our employees and directors. The Offer is designed to benefit our employees and directors by providing them a renewed stake in our future success. The Offer is designed to benefit our stockholders as we believe it will improve retention and engagement of our talented workforce, contributing to long-term stockholder value.

Since many of the Eligible Options have been out-of-the-money for some time, they have not been exercised by their holders and have added to an increase in the overhang of options outstanding in relation to the aggregate number of shares of our common stock outstanding. In addition, as a result of a general decline in our stock price in recent years, a considerable number of our outstanding options have exercise prices substantially higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended, primarily employee and director incentive and retention. (See Section 3 of Part III.)

27.	Will there be additional equity grants in the future?

Our Board and its Compensation Committee periodically evaluate our compensation programs. At this time, our Board believes that equity compensation forms an important component of our compensation programs and they fully intend to periodically evaluate future equity awards for our officers and employees, including those that are Eligible Optionholders.

28.	Is it likely that an option exchange offer similar to this one will be made in the future?

While our Board and its Compensation Committee evaluate Ikanos’s compensation programs periodically, they have no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your Eligible Options in accordance with the terms of this Offer (including deadlines stated in this Offer to Exchange document), you will not have another similar opportunity.

29.	Does our Board have a recommendation about this Offer?

Our Board is not making a recommendation about this Offer. Although the Compensation Committee and the Board have approved this Offer, they recognize that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Compensation Committee nor our Board is making a recommendation as to whether or not to accept this Offer.

30.	Is there any information regarding Ikanos that I should be aware of?

Yes. Your decision of whether to accept or reject this Offer should take into account the factors described in this Offer to Exchange document, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Form 10-K for the fiscal year ended December 29, 2013, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2014, June 29, 2014 and September 28, 2014. In addition, before making your decision to tender your Eligible Options, you should carefully review the information about Ikanos discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

31.	What are the accounting consequences to Ikanos of making this Offer?

The Offer will be accounted for under FASB ASC Topic 718. Under these rules, the exchange of options will be characterized as a modification of the exchanged options. Any difference between the fair value of the new Replacement Options over the fair value of the exchanged options at the time of the exchange will result in additional compensation expense. We expect to recognize incremental compensation expense for accounting purposes for the Replacement Options. We currently recognize and will continue to recognize compensation expense relating to the Eligible Options over their vesting period, even though they are underwater and do not fully provide the intended incentive and retention benefits to optionees.

Any incremental compensation expense related to the Replacement Options will be recognized ratably over the vesting period of the Replacement Options. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the incremental compensation expense for the forfeited stock options will not be recognized. (See Section 12 of Part III.)

DURATION OF THE OFFER

32.	How long will this Offer remain open?

This Offer begins on February 20, 2015, and is scheduled to expire at 5:00 P.M., U.S. Pacific Daylight Time on March 20, 2015.

HOW TO ELECT TO PARTICIPATE

33.	What do I need to do to participate in the Offer?

To properly elect to exchange your Eligible Options, you must notify Ikanos of your election before 5:00 P.M., U.S. Pacific Daylight Time, on the expiration date, which is currently March 20, 2015. Log on to the Website at https://ikanos.equitybenefits.com and submit an election through the Website in accordance with the instructions provided there. Please be sure to complete all steps of the Website’s election submission process.

34.	Do I need to take any action if I do not want to exchange my options?

No. You do not have to make an election through the Website or return any documents to us if you do not wish to exchange your Eligible Options in this Offer. If you take no action, you will not participate in the option exchange. This Offer is completely voluntary, and there are no penalties for electing not to participate in the Offer.

35.	If I submit an election to exchange my options, can I change my mind?

Yes. If you decide to participate in the Offer and then decide to withdraw the election you submitted, you may do so at any time before the Offer expires. You may withdraw your election by submitting a withdrawal request through the Website at https://ikanos.equitybenefits.com. Your withdrawal request must be received by 5:00 P.M., U.S. Pacific Daylight Time on March 20, 2015, before the Offer expires.

If you later decide to participate in the Offer, you must submit a new election request through the Website.

36.	Will Ikanos accept all options tendered for exchange?

We intend to accept all Eligible Options that are properly tendered for exchange unless the Offer is terminated. If we terminate the Offer without accepting options for exchange, we will communicate this to you by March 23, 2015 at 5:00 P.M., U.S. Pacific Daylight Time, which is the first business day after the Offer expires. The communication may be made orally, by written or electronic notice or by public announcement. (See Sections 6 and 16 of Part III.)

37.	What happens to my options if I do not accept this Offer or if my options are not accepted for exchange?

Nothing. If you do not elect to participate in the Offer, or if we do not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any Replacement Options. The Offer will not result in any changes to the terms of your current options. (See Section 4 of Part III.)

38.	What if I am out of the office on leave of absence during the Offer period?

It is your responsibility to contact Ikanos to obtain access to the https://ikanos.equitybenefits.com Website or any other needed materials if you will be out of the office for an extended time during the Offer period. If you do not timely submit an election, you will not participate in the option exchange. Contact stockexchange@ikanos.com if you have any questions or requests.

U.S. FEDERAL AND NON-U.S. INCOME TAX CONSIDERATIONS

39.	What are the U.S. federal income tax consequences if I participate in the Offer?

If you participate in the Offer and are subject to federal income tax in the United States (due to your citizenship or residence in the U.S.), you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time your exchanged options are cancelled or when the Replacement Options are granted. We believe the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the Replacement Options. However, you may have taxable income when you exercise your Replacement Options or when you sell your shares received upon exercise of your Replacement Options. If you are a current or former employee upon the exercise of your Replacement Options, Ikanos will have a tax withholding obligation which we will require that you satisfy before shares of our common stock are delivered or transferred to you. See Section 14 of Part III of this document for more information about the tax consequences that may result in connection with the transaction.

40.	What are the tax consequences if I live outside the U.S.?

Eligible Optionholders who are residents of countries other than the U.S. who receive Replacement Options in the Offer will be subject to the income and social insurance tax laws of those countries. See Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) for additional information regarding the income and social insurance tax consequences of this Offer to non-U.S. participants. If you are subject to income tax in more than one country, you should be aware that there may be income and social insurance tax consequences in addition to those described in the Offer which may apply to you. Please consult your personal tax advisor to discuss these consequences.

41.	Are there special considerations for people on international assignment or who have transferred from another Ikanos location in another country?

For participants on international assignment on the Replacement Options grant date or who transfer within Ikanos internationally after the grant date, please refer to Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”). If your questions are not answered by the attached international guide, please consult your personal tax advisor.

CHANGE OF CONTROL

42.	What happens if I tender my Eligible Options and Ikanos is later subject to a change of control, such as a merger?

If we are acquired by another company before the Offer expires, you may withdraw your tendered options and have all of the rights under your options. Further, if we are acquired prior to the Offer expiration date, we reserve the right to withdraw the Offer, in which case your options will remain outstanding subject to their terms.

In the event of a change in control of our company, the Replacement Options will be subject to the applicable terms of the 2014 Plan, except those options described in Question 21. As determined by the administrator of the 2014 Plan pursuant to the terms thereof, this may include (but is not limited to) assumption or substitution of the options by the acquirer, accelerated vesting of options, cancellation of all options for no consideration, or exchange of options for certain consideration. The administrator of the 2014 Plan need not provide for like treatment of all outstanding options (including any outstanding Replacement Options).

HOW TO GET MORE INFORMATION

43.	Whom may I contact if I have questions about the Offer?

For additional information or assistance, you should contact stockexchange@ikanos.com. However, please be aware that no employee, director, affiliate, or agent of Ikanos is authorized to advise you in your decision regarding whether to participate in the Offer. You should consult your personal advisors if you have questions about your individual financial or tax situation.

Forward-Looking Statements

Our reports filed with the SEC referred to above contain forward-looking statements. Any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, which may be provided by us are forward-looking statements. The words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative effect of terms like these or other similar expressions are also used to identify forward-looking statements. These forward-looking statements are only predictions. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties discussed in our reports that we file with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2014, June 29, 2014, and September 28, 2014, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the Offer involves a number of potential risks, including those described below. You should carefully consider the risks identified in this section and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2014, June 29, 2014 and September 28, 2014. The risks below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we deem immaterial may also materially adversely affect our business, financial condition or results of operation. Eligible individuals should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. We strongly recommend that you read the rest of this Offer to Exchange. In addition, individuals who live and work and/or are subject to tax outside the U.S. are encouraged to read Section 15 of Part III (“Considerations Specific to Eligible Optionholders Located and/or Subject to Tax Outside the U.S.”) and Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) of this Offer to Exchange discussing income and social insurance tax consequences in various countries, as well as the other documents listed above, and consult with an investment and tax advisor as necessary before deciding to participate in this Offer.

ECONOMIC RISKS

If, after the cancellation of your Eligible Options but prior to the grant date of your Replacement Option, you cease being an employee or director for any reason, including your death, you will have no rights to your Eligible Options and you will not receive any Replacement Options.

Once your Eligible Options are cancelled, they are no longer exercisable and you lose all rights to them. If your Eligible Options are cancelled and thereafter your service is terminated for any reason, including your death, you will not be entitled to the Replacement Options or other consideration in exchange for your cancelled Eligible Options, and you will not be able to reclaim your Eligible Options. However, if your service ends prior to the expiration date of the Offer, your tendered Eligible Options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions.

If our common stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the Replacement Options that you receive in exchange for them.

We cannot predict the market price of our common stock. It is possible over time that Eligible Options you tender for exchange would have had a greater value or lesser value than the Replacement Options you receive under this Offer.

We may engage in transactions in the future with business partners or other companies, including a sale of our company, which could significantly change our structure, ownership, organization or management or the make-up of our Board, and which could significantly affect the price of our shares.

If you do not have a service relationship (as employee or director) with Ikanos or one of our subsidiaries or branch offices for any reason on the date your Replacement Options would otherwise vest, including as the result of a reduction-in-force, you will generally forfeit any then unvested Replacement Options.

This means that if you quit for any reason, die, or we (or one of our subsidiaries or branch offices) terminate your service, with or without cause or notice, before the date your Replacement Option would vest, you will generally forfeit the unvested Replacement Options and will not receive anything for the options you tendered and we canceled. This Offer is not a guarantee of employment or service for any period. Your employment or service relationship with Ikanos (or one of our subsidiaries, branch offices or a successor entity, as applicable) may be terminated at any time by either you or us, or our subsidiary, branch office or successor entity, with or without cause or notice, subject to any employment or service agreement you may have with Ikanos (or one of our subsidiaries, branch offices or a successor entity, as applicable) or any contrary law applicable to you as a non-U.S. employee.

Replacement Options you receive will be unvested and may have less favorable vesting terms than those of the related Eligible Options you are surrendering.

All Replacement Options will be unvested on grant and may be subject to an extended vesting schedule as compared to the Eligible Options for which they are exchanged under the Offer. If your employment or service terminates for any reason prior to vesting of your Replacement Options, you will forfeit the then-unvested portion of your Replacement Options.

You should carefully consider the relative benefit to you of any vested or soon-to-vest Eligible Options, compared to the benefit of a Replacement Options with a potentially lower exercise price but longer vesting period. If the market price of our common stock increases in the future to a value above the exercise price of any Eligible Options you surrender pursuant to the Offer, you may conclude it would have been preferable to have retained those Eligible Options with their higher exercise price and greater amount of accrued vesting, rather than have surrendered them for Replacement Options.

We will not grant Replacement Options to you if we are prohibited by applicable laws, rules, regulations, or policies.

Even if we accept your tendered Eligible Options, we will not grant Replacement Options to you if we are prohibited by applicable laws, rules, regulations, or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or NASDAQ listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting Replacement Options.

The estimated fair value of the Replacement Options that you receive in the Offer may be less than the estimated fair value of the Eligible Options that you surrendered in the Offer.

The applicable Exchange Ratio will result in Senior Officers and directors receiving fewer Replacement Options than Eligible Options tendered. Accordingly, as of the grant date of the Replacement Options, the estimated fair value of a Replacement Option may be greater or less than the estimated fair value of the Eligible Option it replaces. Furthermore, because we do not grant options to purchase fractional shares, the number of shares underlying a Replacement Option will be rounded to the nearest whole number of shares after application of the Exchange Ratios.

We recently effected a reverse stock split in an effort to regain compliance with NASDAQ listing requirements. If our common stock trades below $1.00 per share following the reverse stock split, our stock could be delisted from NASDAQ, which action could adversely affect the market liquidity of our common stock and harm our business.

Beginning on January 31, 2014, our common stock began to trade below $1.00 per share on NASDAQ. On March 18, 2014, we received notification from NASDAQ indicating that we were not in compliance with Nasdaq Marketplace Rule 5550(a)(2), which Rule provides that securities listed by NASDAQ must maintain a minimum closing bid price of $1.00 per share and that based upon the closing bid price for our securities for the previous 30 consecutive business days, we no longer meet this requirement. NASDAQ further notified the us that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we would be provided 180 calendar days, or until September 15, 2014, to regain compliance by achieving a closing bid price of our securities of at least $1.00 per share for a minimum of ten consecutive business days at any time during the 180 calendar day period. On September 2, 2014, as we did not anticipate regaining compliance by September 15, 2014, we requested NASDAQ grant to us a second 180 day compliance period. On September 16, 2014, NASDAQ notified us that we were eligible for a second 180 calendar day compliance period, or until March 16, 2015, to regain compliance, based on having met the continued listing requirements for market value of publicly held shares and all other applicable requirements for initial listing on NASDAQ, with the exception of the bid price requirement, and our written notice of our intention to cure the bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. Effective February 13, 2015, we effected a 1:10 reverse split of our outstanding common stock (the “Reverse Stock Split”). However, there are risks associated with reverse stock splits, including: negative perceptions of reverse stock splits; that the stock price may not remain above $1 and may decline lower than pre-reverse split levels; that the resulting stock price may not attract institutional investors or investment funds; and costs associated with implementing a reverse stock split. (See “—Reverse Stock Split” in Section 11 of Part III.)

There can be no guarantee that we will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 5550(a)(2) by March 16, 2015. If we are again subject to delisting for any reason, including the failure to maintain the minimum closing bid price, such action would adversely affect the market price and liquidity of the trading market for our common stock and our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by our investors, suppliers, and employees.

TAX-RELATED RISKS FOR ELIGIBLE INDIVIDUALS SUBJECT TO U.S. TAX.

If the Offer were extended to remain open for 30 or more days, the holding period for unexchanged Eligible Options that are incentive stock options would reset.

If this Offer is open for 30 or more calendar days, eligible employees who are subject to U.S. taxes who hold Eligible Options that are intended to be incentive stock options and who do not participate in the Offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the Offer commencement date. The completion date of the Offer is expected to be 5:00 P.M. U. S. Pacific Daylight Time on March 20, 2015 (i.e., less than 30 calendar days). However, if this Offer were to be extended to remain open for 30 or more calendar days, then to receive favorable U.S. tax treatment for his or her incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of our common stock acquired upon exercise of the Eligible Options that are incentive stock options for at least two years from the Offer commencement date (that is, more than two years from February 20, 2015) and one year after the exercise of the option. If the holding period requirements applicable to incentive stock options are not satisfied because shares underlying the options are disposed of prior to the expiration of the applicable holding period requirements, such disposition will generally be taxed as a disqualifying disposition. If this Offer is open for fewer than 30 calendar days, the Offer should have no impact on those Eligible Options structured as incentive stock options that are not exchanged.

TAX AND EXCHANGE RATE RISKS FOR ELIGIBLE INDIVIDUALS LOCATED AND/OR SUBJECT TO TAX OUTSIDE THE U.S.

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this Offer, you may be liable for income and social insurance tax in connection with your exchange of Eligible Options for Replacement Options and/or the grant, vesting or exercise of your Replacement Options (including, for purposes of this section, those stock appreciation rights offered in China (PRC)) in addition to tax upon the sale of shares. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding, or other obligations with respect to our non-U.S. participants by using the procedures described in Section 15 of Part III.

If you are eligible for the Offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences which may apply to you. We recommend you consult your personal tax advisor to discuss these consequences.

If you are an Eligible Optionholder located and/or subject to tax outside the U.S., you should carefully review Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) to this Offer to Exchange document for further discussion of the tax, social insurance and other legal consequences of accepting the Offer under various foreign laws.

The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.

BUSINESS-RELATED RISKS

For a description of risks related to Ikanos’s business, please see the discussion of risks associated with our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2014, June 29, 2014 and September 28, 2014.

III. THE OFFER

Section 1. Eligibility.

Individuals are “Eligible Optionholders” if they:

•	hold Eligible Options on March 20, 2015;

•	provide services to Ikanos in the United States or in one of our subsidiaries or branch offices in China (PRC), France, Germany, India, Japan, Korea, Taiwan or the United Kingdom as an employee or director during the period of February 20, 2015 through March 20, 2015; and

•	continue to be employed by (or serve as a director to) Ikanos in one of these locations (even if on an approved leave of absence) through to the date on which the tendered options are canceled and Replacement Options are granted.

You will not be eligible to tender Eligible Options if you are not an Eligible Optionholder on the expiration date of the Offer. You will not be eligible to receive Replacement Options if you are not an Eligible Optionholder on the grant date of the Replacement Options. Individuals who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence on the Offer expiration date and/or Replacement Options grant date are eligible to participate in the Offer if otherwise qualified as an Eligible Optionholder. However, any individual who resigns or is dismissed at any time before the tendered Eligible Options are canceled and the date the Replacement Options granted is not eligible to participate in the Offer.

If you are currently considered an “at-will” employee, this Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Offer expires, for any reason, with or without cause.

Section 2. Eligible Options; Number of Replacement Options; Exercise Price; Expiration Date.

We are offering eligible employees and directors the opportunity to exchange their outstanding stock options to purchase our common stock, $0.001 par value per share, that were granted prior to January 1, 2014 and have a per share exercise price equal to or greater than $4.10 for replacement stock options. We refer in this Offer to Exchange to those option grants made under our Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”) or our Amended and Restated 1999 Stock Plan (the “1999 Plan”) that were granted prior to January 1, 2014 and have a per share exercise price equal to or greater than $4.10 as “Eligible Options”, except as otherwise described in Section 11. Our Offer is subject to the terms and conditions described in this Offer to Exchange and the related Terms of Election.

Replacement stock options granted pursuant to this Offer are unvested stock options to purchase our common stock (the “Replacement Options”) that will be issued on the date the awards are granted to Eligible Optionholders participating in the Offer and will be subject to a vesting schedule. Until the Replacement Options have vested, they remain subject to restrictions on transfer and to forfeiture if the participant’s service terminates.

The exercise price of all Replacement Options will be equal to the closing price of our common stock on NASDAQ, on the grant date of the Replacement Options. The participant will not be required to pay anything to receive Replacement Options in connection with this Offer. The Replacement Options will be granted under, and will be subject to the terms and conditions of, our 2014 Plan and a stock option agreement including any country-specific appendix between Ikanos and the Eligible Optionholder.

For Eligible Optionholders in China (PRC), the terms Eligible Options and Replacement Options in this document mean those cash-settled stock appreciation rights that have similar terms to the corresponding Eligible Options and Replacement Options in other countries, except the stock appreciation rights will be settled in cash rather than in our common stock and will be subject to a shorter exercise period before expiring.

As of February 19, 2015, options to purchase approximately 3,046,463 shares of our common stock were outstanding under our equity compensation plans and the inducement grant to our Chief Executive Officer, excluding any shares reserved for issuance under our Employee Stock Purchase Plan. Of these, options held by Eligible Optionholders to purchase approximately 1,720,654 shares of our common stock were granted prior to January 1, 2014 and have per share exercise prices equal to or greater than $4.10 per share, and are thus potentially eligible to participate in this Offer. Assuming all such options are properly tendered for exchange under this Offer, we will issue Replacement Options representing the right to receive approximately 1,591,334 shares of our common stock.

You may elect to exchange as few or as many of your Eligible Options pursuant to the Offer. However, if you choose to tender an Eligible Option grant, you must tender for exchange the entire outstanding, unexercised portion of that grant. For the purposes of this Offer, the term “grant” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will not be permitted to exchange a portion of any outstanding, unexercised grant. For example, if an Eligible Optionholder has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $4.10 and (b) an option to purchase 1,000 shares of common stock with an exercise price of $13.14, that individual may choose to exchange both, either or neither of the two options. In this example, the individual may not choose to exchange less than the entire option for 1,000 shares under either grant but may choose to exchange only one option grant for the entire 1,000 shares while not tendering the other grant for 1,000 shares. We will not accept partial tenders of option grants. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option grant, we will reject your tender of that option grant in its entirety.

The number of Replacement Options to be granted in exchange for each Eligible Option grant surrendered in this Offer depends on the applicable Exchange Ratio from among the following two, based on your position with Ikanos or one of our subsidiaries or branch offices—1.25:1 for eligible Senior Officers and directors and 1:1 for all other Eligible Optionholders. This means that for each 10 shares subject to an Eligible Option that we cancel, we will grant either 10 or 8 shares, respectively, in the Replacement Option. We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis. For example, if a participant elects to exchange an Eligible Option grant to purchase 9 shares of our common stock, that participant will receive, depending on the applicable Exchange Ratio, a total of 9 or 7 shares, respectively, in the Replacement Option (i.e., 9 divided by the exchange ratio of 1:1 is 9, while 9 divided by the exchange ratio of 1.25:1 is 7.20, and rounded to the nearest whole number is 7).

You will receive an invitation to log on to the Website at https://ikanos.equitybenefits.com, where your personal page will identify each of the option grants you currently hold which has an exercise price equal to or greater than $4.10 and therefore is an Eligible Option grant. For each Eligible Option grant, your Website page will identify the applicable Exchange Ratio and describe the vesting schedule and number of shares covered by the corresponding Replacement Option that you will receive if that Eligible Option is exchanged. By following the Website’s instructions, you will be able to elect which Eligible Option grants (if any) you wish to tender in the exchange. If you have any questions about the Website, you may e-mail stockexchange@ikanos.com.

This Offer will expire on the expiration date. The term “expiration date” means 5:00 P.M., U.S. Pacific Daylight Time, on March 20, 2015, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “expiration date” will mean the latest time and date at which the Offer expires. See Section 16 of Part III for a description of our rights to extend, delay, terminate, and amend the Offer.

Section 3. Purpose of the Offer.

We have granted options under our equity compensation plans to provide our employees and directors with an opportunity to acquire or increase a proprietary interest in Ikanos, thereby creating a stronger incentive to contribute to our growth and success and encouraging our employees and directors to continue their service with Ikanos or one of our subsidiaries or branch offices. However, in light of the significant volatility in the market price of our common stock over the last several years, a number of our option holders are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this Offer, we expect to be able to provide better performance incentives to our continuing employees and directors and to more closely align their interests with those of our stockholders in maximizing stockholder value.

In considering how best to continue to motivate, retain and reward our employees and directors who have option awards that are underwater, our Board’s Compensation Committee, with the assistance of an independent compensation consulting firm, evaluated several alternatives, including increasing cash compensation and granting additional equity awards. In order to replace the intended benefits of equity incentives that have an exercise price significantly higher than our current trading price, in addition to incurring costs associated with equity incentives already granted, we would need to substantially increase cash compensation. The payment of additional cash compensation would increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these cash compensation increases would not reduce our overhang. If we were to make additional grants of options without requiring employees and directors to exchange existing Eligible Options, we would substantially increase our equity award overhang, potential dilution of our stockholders and our compensation expense. As a result, we determined that the most attractive alternative was a program under which employees and directors could exchange Eligible Options for a Replacement Option with new, extended vesting schedules (and, in some cases, fewer underlying shares for purchase).

We also seek to align compensation costs with the intended retention and motivation value of our equity awards. The underwater stock options all have exercise prices that were equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding and unvested, even if they are never exercised. We believe that it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by employees. By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value, we more efficiently use our resources.

We are making this Offer to reduce the overhang of outstanding stock options, which is the number of options outstanding as a percentage of the total number of common shares outstanding, and to incentivize and retain our talented employees and directors. Under this Offer, certain participants will receive a lesser number of shares underlying their Replacement Options than the number of shares subject to options that are canceled in the exchange. Therefore, the number of shares of our common stock subject to all outstanding stock options will be reduced, thereby reducing our option overhang. In addition, if we were unable to conduct the Exchange Program, we may have found it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would have further increased our overhang.

Although the Compensation Committee and the Board have approved this Offer, they recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. We and our Board are not making any recommendation to you as to whether you should elect to exchange your options. The Replacement Options we are offering may end up being worth less than your existing Eligible Options. You must make your own decision whether to exchange your options.

Section 4. Procedures for Tendering Options.

Proper Tender of Options

To properly elect to exchange your Eligible Options, you must notify Ikanos of your election before 5:00 P.M., U.S. Pacific Daylight Time, on the expiration date, which is currently March 20, 2015. To do so, you must (i) log on to the Website at https://ikanos.equitybenefits.com using your Ikanos e-mail address and the password provided to you in the launch message sent to your Ikanos e-mail address on February 20, 2015, (ii) select the “Make/Change My Election” link and (iii) submit an election according to the instructions provided on the Website, so that we receive your election before the expiration date deadline.

If you have any questions about the Offer or the Website, please e-mail stockexchange@ikanos.com.

Your election (submitted through the Website) will be effective upon receipt. In all cases, you should allow sufficient time to ensure Ikanos receives your election in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Ikanos has received your election.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defect.

We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties, subject to any order or decision by a court or arbitrator of competent jurisdiction. We may reject any submitted elections or any options tendered for exchange to the extent that we determine the elections are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election on a case-by-case basis. No Eligible Options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.

If you elect to exchange your options by submitting an election through https://ikanos.equitybenefits.com in accordance with the procedures described above, you will have accepted the terms and conditions of our Offer. If we accept the Eligible Options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this Offer to Exchange, the related Terms of Election and your election to participate. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that have not been validly withdrawn.

Effect of Exchange on Options.

If you elect to exchange your Eligible Options and we accept such options for exchange, then, effective on our acceptance, the Eligible Options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to accept a stock option agreement including any country-specific agreement governing the terms of your Replacement Option. If you do not elect to exchange your Eligible Options or you properly withdraw a previously submitted election before the Offer closes, you will not participate in the Offer with respect to such options and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

You can ask questions about this Offer or request assistance by contacting stockexchange@ikanos.com.

Section 5. Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the procedures outlined in this Section 5.

You may withdraw your election with respect to some or all of your tendered options from the Offer at any time before 5:00 P.M., U.S. Pacific Daylight Time, on March 20, 2015. If we extend the Offer beyond that time, you may withdraw some or all of your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered Eligible Options promptly following the expiration of the Offer. The Replacement Options will be granted shortly after properly tendered Eligible Options are accepted and canceled. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within forty business days after the commencement of the Offer.

If your service with Ikanos in the United States or in one of our subsidiaries or branch offices in China (PRC), France, Germany, India, Japan, Korea, Taiwan or the United Kingdom terminates prior to the cancellation of options tendered pursuant to this Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of service, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.

If you previously elected to exchange Eligible Options for Replacement Options by submitting an election and you would like to withdraw your election to exchange some or all of your Eligible Option grants, you must notify Ikanos of your withdrawal. Any Eligible Options you do not withdraw will remain subject to your prior election. Log on to the Website at https://ikanos.equitybenefits.com, select the “Make/Change My Election” link, select “No” in the election column for the particular option(s) you wish to withdraw and submit this withdrawal request according to the instructions provided on the Website so that we receive it before the expiration date deadline.

Your withdrawal request will be effective upon our receipt. In all cases, you should allow sufficient time to ensure Ikanos receives your withdrawal request in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Ikanos has received your withdrawal request.

If you later decide to make a new election to tender Eligible Options in this Offer, you must submit a new election by following the instructions in Section 4. The final change to your elections that you submit to Ikanos prior to the expiration of the Offer will be binding, and you will not be permitted to make any further withdrawals or elections after the Offer expires.

You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options by submitting a new properly completed and submitted election in accordance with Section 4 before the Offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in your personal report of Eligible Options on the Website, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal and election submissions. Our determination of these matters will be final and binding, subject to any order or decision by a court or arbitrator of competent jurisdiction.

To be timely, your election to withdraw previously tendered options from this Offer must be RECEIVED by Ikanos before the Offer expires.

You should allow sufficient time to ensure Ikanos receives your withdrawal in time. We intend to confirm our receipt of your submitted withdrawal within three business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your withdrawal.

Section 6. Acceptance of Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn before the expiration of the Offer. All options accepted by us pursuant to this Offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. We expect to grant Replacement Options on the next business day following the expiration date of the Offer. You will receive new stock option agreement(s) governing the terms of the Replacement Options granted to you, which we will distribute promptly following the expiration date of the Offer. If the expiration date of the Offer is extended, then the cancellation date and Replacement Option grant date will be similarly extended.

We will not accept partial tender of an Eligible Option grant. However, you may tender the remaining portions of Eligible Option grants that you have partially exercised.

All Replacement Options will be granted under our 2014 Plan (except those issued to our CEO, as described in Section 11) and will be subject to the terms and conditions of a stock option agreement including any country-specific agreement between you and Ikanos. As promptly as practicable after the grant date, we will deliver to you a stock option agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in).

If you are not an Eligible Optionholder on the Offer expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination of service and our Offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of options tendered for exchange and the grant of Replacement Options, we might effect or enter into an agreement for a merger or other similar transaction in which Ikanos is acquired by another company. If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

Section 7. Conditions of the Offer.

Subject to the rules of the SEC and notwithstanding any other provision of the Offer, we will not be required to accept for exchange any options and may terminate or amend the Offer or postpone the acceptance of any options, if at any time on or after commencement of the Offer and before the expiration date of the Offer any of the following events has occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

•	there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of stock options in exchange for options; or that, in our reasonable judgment, would materially and adversely affect the business, condition (financial or other), income or operations;

•	there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or branch offices, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•	make the acceptance for exchange of, or the issuance of stock options for, some or all of the options illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue Replacement Options for, some or all of the tendered Eligible Options;

•	materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us described in Section 3 above; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. (whether or not mandatory);

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer;

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions in the U.S.;

•	any decrease of greater than 50% of the market price of the shares of our stock as listed on NASDAQ;

•	any change in the general political, market, economic or financial conditions in the U.S. or abroad that would have, in our reasonable judgment, a material and adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	any decline in either the NASDAQ Composite Index or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% measured from the close of business on February 19, 2015; or

•	any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer;

•	a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we shall have learned that:

•	any person, entity or “group” (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer);

•	any person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the Offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group has filed a Notification and Report Form under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

The conditions to the Offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons, subject to any order or decision by a court or arbitrator of competent jurisdiction.

Section 8. Price Range of Our Common Stock.

Our common stock is traded on NASDAQ under the symbol “IKAN.” The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock as listed on NASDAQ, with retroactive adjustments to reflect the Reverse Stock Split that became effective February 13, 2015:

	High	Low
Fiscal Year 2012
First Fiscal Quarter	$9.30	$6.70
Second Fiscal Quarter	$9.50	$6.40
Third Fiscal Quarter	$14.40	$8.00
Fourth Fiscal Quarter	$17.80	$11.80

	High	Low
Fiscal Year 2013
First Fiscal Quarter	$20.40	$12.50
Second Fiscal Quarter	$21.10	$11.50
Third Fiscal Quarter	$14.80	$11.20
Fourth Fiscal Quarter	$14.50	$10.20

	High	Low
Fiscal Year 2014
First Fiscal Quarter	$12.90	$8.00
Second Fiscal Quarter	$9.10	$4.00
Third Fiscal Quarter	$4.70	$3.00
Fourth Fiscal Quarter	$3.90	$2.80

	High	Low
Fiscal Year 2015
First Fiscal Quarter through February 19, 2015	$4.10	$3.20

On February 19, 2015, the closing price per common share as reported by NASDAQ was $3.38. Our stock price has been, and in the future may be, volatile. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your options.

Section 9. Source and Amount of Consideration; Terms of the Replacement Options.

Consideration.

We will grant Replacement Options, subject to applicable laws and regulations, in exchange for Eligible Options properly tendered for exchange by you and accepted by us for exchange. The Replacement Options issued pursuant to this Offer will be issued under the 2014 Plan (except those issued to the CEO, as described in Section 11) and will provide the right to purchase a certain number of whole shares of common stock, the number of covered shares to be determined based upon the optionholder’s position with Ikanos. Each eligible employee and director will receive an invitation to visit their personal page at the Website at https://ikanos.equitybenefits.com, which will identify the options held by that individual that have exercise prices equal to or greater than $4.10, and therefore, are eligible for exchange.

We will not grant any replacement options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of February 19, 2015, options to purchase approximately 3,046,463 shares of our common stock were outstanding under our equity compensation plans and the inducement grant to our CEO, excluding any shares reserved for issuance under our Employee Stock Purchase Plan. Eligible Optionholders hold Eligible Options covering the right to purchase approximately 1,720,654 shares of our common stock. The number of shares subject to options having exercise prices equal to or greater than $4.10 per share equals approximately 10.1% of the 17,009,773 total shares of our common stock issued and outstanding as of February 19, 2015. If we receive and accept for exchange all such Eligible Options, we will issue approximately 1,591,334 Replacement Options, representing a number of shares equal to approximately 9.3% of total number of shares of our common stock issued and outstanding as of February 19, 2015.

Terms of the Replacement Options

For each Replacement Option granted in the Offer, we and the participant will enter into a stock option agreement including any country-specific agreement. As promptly as practicable after the grant date, we will send you a completed stock option agreement including any country-specific appendix. The terms and conditions of the Replacement Options will vary from the terms and conditions of the options tendered for exchange. You must sign and return the stock option agreement. The following description of the Replacement Options to be granted under the 2014 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2014 Plan and the Replacement Options to be granted in this Offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2014 Plan and the applicable form of stock option agreement including any country-specific appendix evidencing the Replacement Options. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this Offer to Exchange is also an exhibit).

Eligibility Under the 2014 Plan. Individuals are eligible to participate in the 2014 Plan if they are an employee, director, or consultant of Ikanos or one of our subsidiaries or branch offices.

Awards. The 2014 Plan permits the granting of stock options that are Incentive Stock Options (“ISOs”) within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (“Code”) and nonstatutory stock options (“NSOs”), which are stock options that do not qualify as ISOs. The 2014 Plan also permits the granting of cash-settled Stock Appreciation Rights (“SARs”), which are similar to nonstatutory stock options except that the holder receives cash rather than stock upon exercise. All Replacement Options issued to Eligible Optionholders in China (PRC) will be cash-settled SARs. All Eligible Options that are NSOs will be exchanged for Replacement Options that are NSOs. Eligible Options that are ISOs will be exchanged for Replacement Options that are ISOs, but only to the extent they qualify as ISOs on the grant date of the Replacement Options. For Replacement Options to qualify as ISOs, among other requirements, the value of shares subject to such options that first become exercisable by the holder in any one year cannot exceed $100,000. If you hold options designed to be ISOs (both Replacement Options and pre-Offer ISOs still outstanding and unvested) that cover shares valued at more than $100,000 and that first becoming exercisable in a single calendar year, then the amount of such options valued in excess of the $100,000 limit that are Replacement Options will be treated as NSOs under the Code and will not benefit from the favorable tax treatment that ISOs receive. If any Eligible Options are cancelled in the same calendar year that a Replacement Option becomes exercisable, the value (measured on the grant date) of the shares covered by those Eligible Options also counts towards this $100,000 limit.

Administration. The 2014 Plan is administered by our Board or a committee appointed by the Board. Subject to the 2014 Plan’s terms, the administrator has full authority in its discretion to take any action with respect to the 2014 Plan, including the authority to fashion the terms of grants as it deems appropriate and to select the participants to whom awards will be granted.

Exercise Price. The 2014 Plan provides that the exercise price for all ISOs, NSOs, and SARs will not be less than 100% of the fair market value of our common stock as of the date of grant. The Replacement Options will have an exercise price equal to the closing price reported on NASDAQ on the grant date of the Replacement Options.

Vesting. The administrator determines at what time or times each Replacement Option will vest. All Replacement Options will be entirely unvested on the date of grant and may be subject to a different vesting schedule than the underlying Eligible Options for which they are exchanged. Replacement Options will be subject to a twenty-four month vesting schedule, thirty-six month vesting schedule or forty-eight month vesting schedule depending on whether the Replacement Option is exchanged for a fully vested, partially vested, or entirely unvested Eligible Option, respectively. Notwithstanding the immediately preceding sentence, Replacement Options issued to directors will be subject to a twelve-month vesting schedule if exchanged for Eligible Options with a twelve-month vesting schedule. Vesting of all Replacement Options with time-based vesting schedules will occur ratably on a monthly basis, subject to your continued service through each relevant vesting date. If you cease your service relationship with Ikanos in the United States or in one of our subsidiaries or branch offices in China (PRC), France, Germany, India, Japan, Korea, Taiwan or the United Kingdom at any time prior to the vesting of your Replacement Options, all unvested Replacement Options at the time of termination of service will be forfeited.

Term of Replacement Option. The Replacement Options will expire on the seventh anniversary of the grant date of the Replacement Options, subject to earlier expiration upon a termination of your service to Ikanos or one of our subsidiaries or branch offices. However, for Eligible Optionholders in China (PRC), the cash-settled stock appreciation rights offered will expire on the fifth anniversary of the grant date, again subject to earlier expiration upon a termination of your service to Ikanos or one of our subsidiaries or branch offices. Generally, you may exercise vested Replacement Options during a limited period of time following your termination of service in accordance with the terms of the 2014 Plan and applicable option award agreement.

Transfer Restrictions. Unless otherwise determined by the administrator, your Replacement Options may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

Voting and Dividend Rights. If you are granted Replacement Options, you will neither have the right to vote nor to receive any dividends we may pay with respect to our common stock until such Replacement Options have been exercised. Even upon exercise, cash-settled SARs issued to Chinese Eligible Optionholders will have no voting or dividend rights.

Adjustments upon Certain Events. In the event of a recapitalization, stock split or similar capital transaction, the number of shares that have been authorized for issuance under the 2014 Plan and the number of shares of our common stock as well as the price per share of our common stock covering each outstanding option will be proportionately adjusted in order to preserve the benefits of outstanding awards under the 2014 Plan.

In the event of a change in control of our company, the Replacement Options will be subject to the applicable terms of the 2014 Plan. As determined by the administrator of the 2014 Plan pursuant to the terms thereof, this may include (but is not limited to) assumption or substitution of the options by the acquirer, accelerated vesting of options, cancellation of all options for no consideration, or exchange of options for certain consideration. Further, the administrator of the 2014 Plan need not provide for like treatment of all outstanding options (including any Replacement Options). Note that outstanding options under the 1999 Plan and 2004 Plan (including certain Eligible Options) generally cannot be cancelled for no consideration upon a change in control of our company and must either be assumed or substituted by the acquirer or fully vested prior to the change in control. Our CEO’s Eligible Options and any Replacement Options issued to him are subject to different terms upon a change of control, as described in Section 11.

Amendment of the 2014 Plan. Our Board may amend the 2014 Plan at any time and any award granted under it; provided, however, that (1) Ikanos stockholders must approve such amendment when required by applicable law, rule or regulation; and (2) amendment or termination of the 2014 Plan and any award granted under the 2014 Plan shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.

Tax Consequences. Eligible individuals should refer to Sections 14 and 15 of this Offer to Exchange for a discussion of some of the tax and social insurance contribution consequences of accepting or rejecting this Offer to tender Eligible Options for cancellation under this Offer. You should consult with your own tax advisor to determine the specific tax and social insurance contributions consequences of this Offer to you.

Registration of Underlying Shares. All shares of our common stock underlying the Replacement Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Ikanos, you generally will be able to sell shares received upon exercise of your Replacement Options free of any transfer restrictions under applicable U.S. securities laws.

Section 10. Information Concerning Ikanos Communications, Inc.

Overview

We provide semiconductor products and software for delivering high speed broadband and networking solutions to the connected home. Our broadband digital subscriber line (“DSL”) processors and other semiconductor offerings power carrier infrastructure for the central office (“CO”), which we also refer to as Access, and customer premises equipment (“CPE”), which we also refer to as Gateway, for network equipment manufacturers (“NEMs”) serving leading telecommunications service providers (“telcos”). Our products are at the core of DSL access multiplexers (“DSLAMs”), optical network terminals (“ONTs”), concentrators, modems, voice over Internet Protocol (“VoIP”), terminal adapters, integrated access devices, (“IADs”), and residential gateways (“RGs”). Our products have been deployed by service providers in Asia, Europe, and North and South America and are also actively being evaluated and scheduled to be evaluated by other service providers for deployment in their networks.

Our products reflect advanced designs in silicon, systems, and firmware and are programmable and highly-scalable. Our expertise in integration of our digital signal processor (“DSP”) algorithms with advanced digital, analog, and mixed signal semiconductors enables us to offer high-performance, high-density, and low-power asymmetric DSL (“ADSL”), and very-high bit rate DSL (“VDSL”), products that offer vectoring and bonding to increase speeds of existing telecom carrier copper and hybrid-fiber copper infrastructure. We believe these products support high speed broadband service providers’ multi-play deployment plans to the connected home, while keeping their capital and operating expenditures relatively low compared to competing frameworks. Our broadband DSL products consist of high performance Access and Gateway chips. We have demonstrated through our internal testing an aggregate downstream and upstream rate of 300 megabits per second, or Mbps, over a single pair copper line at a distance of up to 200 meters, and 150Mbps aggregate data rate up to a distance of 500 meters. These performance numbers are among the highest rate and reach capabilities currently available in the market using VDSL technology. Our next generation G.fast products for the ultra-broadband market, which are currently in development, will be designed to achieve speeds up to 1Gbps.

We also offer a line of communications processors (“CPs”) for residential gateways that support a variety of WAN topologies for telecom carriers and cable multiple system operators (“MSOs”), including Ethernet and gigabit Ethernet, passive optical network (“PON”), hybrid-fiber-copper network, and wireless broadband. While the majority of our silicon solutions are deployed in xDSL networks at global telcos, our CPs are also currently deployed in both cable and fiber-to-the-home (“FTTH”) networks. Our CPs are an important part of our diversification strategy to expand our target market beyond xDSL.

In addition to our xDSL and CPs, in 2013 we announced inSIGHT, our suite of CPE-based monitoring and analytics software products. inSIGHT offers carriers the ability to remotely monitor and diagnose line impairments and noise issues to facilitate fast and cost-effective discovery and resolution of service disruptions. While monitoring and diagnostics solutions are not new, we have taken a different approach to the problem by deploying this capability inside the home, on the gateway itself, versus the traditional network-based solutions. We believe our approach will provide several advantages to telcos, including higher accuracy of impairment detection and faster resolution, which in turn could translate to lower operating expenses for the telcos.

Recent Financing Transactions and Rights Offering

Transactions with Tallwood Group, and Alcatel-Lucent

On September 29, 2014, we entered into a securities purchase agreement (the “SPA”) with Tallwood Venture Capital (collectively, the “Tallwood Group”) and Alcatel-Lucent Participations, S.A. (“Alcatel-Lucent Participations”), pursuant to which we sold $11.25 million and $5.0 million of our common stock to the Tallwood Group and Alcatel-Lucent, respectively, at $4.10 per share for aggregate gross proceeds of approximately $16.25 million (the “Private Placement”). The price represented a 17% premium to the market price per share of our common stock on September 26, 2014, the trading day immediately prior to the date of the Private Placement. The Tallwood Group also agreed to purchase an additional $11.25 million of our common stock in the Rights Offering, or the Standby Purchase, as described below. Two members of our board of directors are affiliated with the Tallwood Group. Diosdado Banatao, the chairman of our board of directors, is a Founder and Managing Partner of Tallwood Venture Capital, and George Pavlov, a director, is a General Partner of Tallwood Venture Capital. In connection with the Private Placement, we entered into an amended and restated stockholder agreement with the Tallwood Group (the “Stockholder Agreement”).

In addition to Alcatel-Lucent’s $5.0 million equity investment, on September 29, 2014, we also entered into a Loan and Security Agreement (the “ALU Loan Agreement”) with Alcatel-Lucent USA, Inc., pursuant to which we may borrow up to $10.0 million subject to the terms and conditions set forth in the ALU Loan Agreement. In connection with the ALU Loan Agreement, we issued Alcatel-Lucent Participations a warrant (the “Original Warrant”) to purchase up to 315,789 shares of our common stock with an exercise price of $4.75 per share, 157,894 of which are exercisable at any time until November 30, 2017 and, subject to certain adjustments, 157,895 of which are exercisable at any time on or after the funding date of the loan, but in no event after November 30, 2017. The funding of the loan is conditioned upon us entering into a definitive collaboration agreement with Alcatel-Lucent.

We have agreed to register for resale the shares of common stock acquired by Alcatel-Lucent Participations in the Private Placement and the shares of common stock subject to the warrant. In addition, we have agreed to register for resale the shares of common stock acquired by the Tallwood Group in the Private Placement, the shares owned by the Tallwood Group prior to the Private Placement and the shares purchased in the Rights Offering described below. Both Alcatel-Lucent Participations and the Tallwood Group also have piggyback registration rights.

We also entered into a standby purchase agreement (the “Standby Agreement”) with a group of investors affiliated with the Tallwood Group. Pursuant to the Standby Agreement, the Tallwood Group agreed to acquire from us $11.25 million, or 2,743,902 shares, of our common stock less any shares of our common stock it purchased pursuant to the Rights Offering (the “Standby Purchase”).

On December 10, 2014, we entered into Amendment No. 1 (the “Loan Amendment”) to the ALU Loan Agreement to remove (i) the automatic reduction, on a dollar-for-dollar basis, for each dollar of gross proceeds received by us in the Rights Offering in excess of $15.0 million, excluding any investment by the Tallwood Group and (ii) the automatic termination of the loan commitment if we receive gross proceeds from the Rights Offering in an amount equal to or greater than $25.0 million, excluding any investment by the Tallwood Group. In connection with the Loan Amendment, we agreed to increase the number of shares subject to warrant issued to Alcatel-Lucent Participations, to accelerate the exercisability of some of the Warrant Shares (as defined below), and to provide registration rights with respect to those shares as described below.

Also on December 10, 2014, we entered into a First Amendment to the Securities Purchase Agreement to amend the SPA, pursuant to which we agreed to register for resale the New Warrant Shares (as defined below).

In connection with the Loan Amendment, on December 10, 2014, we amended the terms of the Original Warrant such that all of the Warrant Shares are exercisable immediately and no longer subject to reduction.

Also on December 10, 2014, in connection with the Loan Amendment, we issued an additional warrant to Alcatel-Lucent Participations (the “New Warrant”) to purchase up to 157,895 shares of our common stock (the “New Warrant Shares”), with an exercise price of $4.10, which is exercisable at any time until November 30, 2017. In addition, in the event of a “Fundamental Transaction” as defined in the New Warrant (which term also appears in the Original Warrant) (including a consolidation, merger or acquisition by a third party of over 50% of the Company’s voting stock, or a sale of substantially all of our assets), all remaining exercisable New Warrant Shares shall be deemed exercised: (i) immediately prior to and contingent upon the consummation of the Fundamental Transaction, or (ii) if the Weighted Average Price (as defined in the New Warrant) of one New Warrant Share is greater than the exercise price, by cashless exercise (if not otherwise exercised) immediately prior to the consummation of the Fundamental Transaction.

Rights Offering

On December 1, 2014, we commenced a rights offering (the “Rights Offering”). In the Rights Offering, stockholders of record at 5:00 p.m. Eastern Time on September 26, 2014 (the “Record Date”), received one non-transferrable subscription right for each whole share of common stock owned on the Record Date. Each subscription right entitled the holder to purchase 0.1459707 shares of our common stock (the “Basic Subscription Right”), at a subscription price of $4.10 per share (the “Subscription Price”). Those stockholders who exercised their Basic Subscription Rights in full were entitled to an over-subscription privilege to purchase a portion of the unsubscribed shares, if any, at the Subscription Price, subject to proration (the “Over-Subscription Privilege”).

Our directors and executive officers who were stockholders on the Record Date, including Messrs. Banatao and Pavlov, who are affiliated with the Tallwood Group, were entitled to participate in the Rights Offering on the same terms and conditions applicable to all stockholders on the Record Date. Each of our directors and executive officers who owned shares of our common stock on the Record Date expressed their intention to exercise in full their Basic Subscription Rights in the Rights Offering.

The Rights Offering expired on February 4, 2015 and was completed on February 6, 2015. Approximately 3,022,594 shares of our common stock were subscribed for at a price of $4.10 per share, resulting in estimated gross proceeds of approximately $12.4 million to us. Of the total amount of shares sold, an aggregate of 2,784,834 shares were issued to either a group of investors affiliated with Tallwood Venture Capital, our largest stockholder, or to our executive officers and directors who were eligible to participate in the Rights Offering.

Other Transactions

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no specific plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any change in our Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose, or engage in negotiations with respect to the above matters during or after the expiration of this Offer.

Certain Financial Information

We have presented below selected consolidated financial data for Ikanos. In addition, we encourage you to review the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, and our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014, both of which are incorporated herein by reference. Please see Section 18 (“Additional Information”) of this Offer for instructions on how you can obtain copies of our SEC filings.

	Nine Months Ended September 28, 2014 (unaudited)	Year Ended December 29, 2013	Year Ended December 30, 2012
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$36,847	$79,749	$125,948
Gross profit	$17,409	$40,671	$61,198
Net loss	$(32,915)	$(30,387)	$(17,585)
Basic and diluted net loss per share	$(3.31)	$(4.07)	$(2.52)

	September 28, 2014 (unaudited)	December 29, 2013	December 30, 2012
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$6,685	$39,516	$31,176
Working capital	$5,294	$35,746	$36,571
Total assets	$33,715	$71,952	$73,848
Revolving line	$4,937	$12,000	$5,000
Total stockholders’ equity	$15,646	$45,391	$46,627

Ratio of Earnings to Fixed Charges and Book Value Per Share

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Nine Months Ended September 28, 2014	Year Ended December 29, 2013	Year Ended December 30, 2012
(Unaudited)
Ratio of earnings to fixed charges	—	—	—

Our book value per share as of September 28, 2014 was $1.58. Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares.

For information regarding the accounting consequences of our Offer, see Section 12.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

All of our directors (including non-employee and employee members of our Board) and officers (including named executive officers) are eligible to participate in this Offer. A list of our directors and executive officers is attached to this Offer to Exchange as Appendix A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common stock by those directors and executive officers who were beneficial owners of our common stock as of February 19, 2015, please see below.

Rights Offering

On December 1, 2014, we effected a distribution to stockholders of one non-transferrable subscription right for each whole share of common stock owned on the Record Date. Each of our directors and executive officers who owned shares of our common stock on the Record Date for the Rights Offering were able to exercise their Basic Subscription Rights and were eligible to participate in the Over-Subscription Privilege, as applicable. See “Section 10. Information Concerning Ikanos Communications, Inc.—Recent Financing Transactions and Rights Offering.”

Upon completion of the Rights Offering, which expired on February 4, 2015, and taking into account the impact of the Reverse Stock Split discussed below, approximately 3,022,595 shares of the Company’s common stock were subscribed for at a price of $4.10 per share. Of the total amount of shares sold, an aggregate of 2,784,834 shares were issued to either a group of investors affiliated with the Tallwood Group or to our executive officers and directors who were eligible to participate in the Rights Offering.

In connection with the Rights Offering, each of our directors and executive officers who owned shares of our stock on the Record Date for the Rights Offering were able to exercise their Basic Subscription Rights. The subscription rights exercised are as follows:

Name	Date	Price Per Share	Number of Subscription Rights Exercised
Omid Tahernia	02/04/2015	$4.10	4,000
Debajyoti Pal	02/04/2015	$4.10	10,000
Jim Murphy	02/04/2015	$4.10	2,762
Diosdado P. Banatoa	02/04/2015	$4.10	2,079
Danial Faizullabhoy	02/04/2015	$4.10	2,300
Frederick M. Lax	02/04/2015	$4.10	2,300
George Pavolv	02/04/2015	$4.10	2,300
James Smaha	02/04/2015	$4.10	2,300

Reverse Stock Split

On February 11, 2015, our stockholders approved, and authorized the Board to effect at its discretion, a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10. As such, the Board approved the Reverse Stock Split with a ratio of 1:10 of our outstanding common stock, effective as of February 13, 2015. Immediately following the Reverse Stock Split, there were approximately 17.0 million shares of our common stock issued and outstanding, with no change in the par value per share of $0.001.

Our Directors and Officers

Among the Eligible Options granted to our CEO in 2012 were 60,000 options with performance-based vesting terms: half to begin vesting if Ikanos’ stock reached $25.00 per share over any 20 consecutive trading day period and the remainder to begin vesting if Ikanos’ stock reached $35.00 per share over any 20 consecutive trading day period. Effective on February 11, 2015, the options awarded as part of the inducement grant originally made on June 11, 2012 to our CEO were modified. The Company amended the stock price goals to $8.20 and $12.30, respectively, taking into account the Reverse Stock Split, but made no other changes to the grant. Once the foregoing performance criteria are met, vesting occurs over the following calendar year, subject to the CEO’s continued service with Ikanos. Any Replacement Options exchanged for our CEO’s performance-based vesting Eligible Options will be subject to the same vesting terms.

The time-based Eligible Options held by our CEO are subject to partial vesting acceleration upon his termination without “cause” or his resignation with “good reason,” as such terms are defined in the Offer Letter between Ikanos and our CEO dated May 31, 2012 (the Offer Letter), and full acceleration of vesting applies if a termination without “cause” or resignation with “good reason” occurs in connection with a change of control of Ikanos. The performance-based Eligible Options are subject to accelerated vesting upon his termination without “cause” or his resignation with “good reason,” as such terms are defined in the Offer Letter, with or without a change of control of Ikanos, based on the 20-day average share price at the time of his termination in the event of a termination without a change of control and the “deal price” (as defined) in the event of a termination with a change of control. All Replacement Options offered to our CEO pursuant to this Offer will remain subject to the same treatment upon a termination without cause or resignation with good reason, and, in either case, any additional vesting available upon such a separation from service in proximity to a change of control of Ikanos.

Except for our CEO, all directors and officers may participate in this Offer on the terms described in the foregoing Sections. Certain unique terms apply to the Eligible Options held by our CEO and any Replacement Options which he may receive pursuant to this Offer. The Eligible Options held by Ikanos’s CEO were not granted under our 1999 Plan or 2004 Plan. Instead, 2,100,000 options were granted to our CEO outside of our stock plans as an “inducement grant” in connection with his hire, as summarized here and further described in our Current Report on Form 8-K filed with the SEC on June 11, 2012. These options were subsequently amended effective as of February 11, 2015 as described in our Current Report on Form 8-K filing with the SEC on February 18, 2015. Any Replacement Options exchanged for our CEO’s Eligible Options will be granted outside of our stock plans, not under the 2014 Plan. The terms of the grant of Eligible Options to our CEO were determined by the Compensation Committee of our Board.

On February 11, 2015, we granted equity awards in the form of restricted stock units and non-qualified stock options to our named executive officers and directors. All of the options for the named executive officers have an exercise price of $4.10 per share and vest as to 25% on the one-year anniversary of the vesting commencement date of September 29, 2014 and 6.25% of the shares shall vest on each subsequent three-month anniversary of the vesting commencement date, subject to the continued service of each recipient through each such date. For the directors, the options have an exercise price of $4.10 and the vesting commencement date for each non-qualified stock option grant was the date of the grant, February 11, 2015, and vest monthly over 12 months. These stock awards and stock prices reflect the Reverse Stock Split, which was effected on February 13, 2015. None of the options described in this paragraph are Eligible Options as the respective grant dates did not precede January 1, 2014.

On February 16, 2015, we granted performance-based non-qualified stock options to our named executive officers. All of these non-qualified stock options have an exercise price of $4.10 per share and will vest over a one-year period, if at all, in two equal installments, if the price of the Company’s common stock during any 20 consecutive trading day period exceeds $8.20 and $12.30, respectively. Once vesting begins, these shares will vest in equal monthly installments over the one-year period after the applicable stock price goal is achieved. In addition, in the event of a change-of-control transaction, as defined in each individual’s pre-existing agreement with us, these non-qualified stock options will not accelerate unless the closing price on the day the change-of-control transaction is announced has exceed the target vesting price, in which case, all such shares will be accelerated on the day the change-of-control transaction closes. None of the options described in this paragraph are Eligible Options as the respective grant dates did not precede January 1, 2014.

Information with respect to options granted on February 11, 2015 and February 16, 2015 to each director and named executive officer is as follows:

Name	Date	Exercise Price	Number of Derivative Securities Acquired
Omid Tahernia(1)	02/11/2015	$4.10	42,488
Omid Tahernia(2)	02/11/2015	$8.90	60,000
Omid Tahernia	02/11/2015	$4.10	90,288
Dennis Bencala	02/11/2015	$4.10	29,476
Debajyoti Pal	02/11/2015	$4.10	36,512
Stuart Krometis	02/11/2015	$4.10	18,324
Jim Murphy	02/11/2015	$4.10	21,244
Diosdado P. Banatao	02/11/2015	$4.10	5,788
Jason W. Cohenour	02/11/2015	$4.10	2,388
Danial Faizullabhoy	02/11/2015	$4.10	13,012
Frederick M. Lax	02/11/2015	$4.10	9,240
George Pavlov	02/11/2015	$4.10	5,788
James Smaha	02/11/2015	$4.10	5,788
Omid Tahernia	02/16/2015	$4.10	115,000
Dennis Bencala	02/16/2015	$4.10	24,000
Debajyoti Pal	02/16/2015	$4.10	47,000
Stuart Krometis	02/16/2015	$4.10	21,000
Jim Murphy	02/16/2015	$4.10	20,000

(1)

On February 11, 2015, Mr. Tahernia was granted an option to purchase 42,488 shares that will vest over a one-year period, if at all, in two equal installments, if the price of our common stock during any 20 consecutive trading day period exceeds $8.20 and $12.30, respectively, taking into account the Reverse Stock Split. Once vesting begins, these shares will vest in equal quarterly installments over the one-year period after the applicable stock price goal is achieved.
(2)	We amended the stock price goals of the 60,000 Eligible Options granted to our CEO in 2012 to $8.20 and $12.30, respectively, taking into account the Reverse Stock Split effected on February 13, 2015.

Other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of Ikanos, and the aforementioned Rights Offering and equity grants, neither Ikanos or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates, have effected any additional transactions in options to purchase Ikanos common stock or in shares of Ikanos common stock during the 60 days prior to February 20, 2015.

Other than the transactions described in “Section 10. Information Concerning Ikanos Communications, Inc.—Recent Financing Transactions and Rights Offering”, the transactions described in this Section 11, and the outstanding options or other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 19, 2015, for:

•	each person or entity known to us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as held by them. Information related to holders of more than 5% of our common stock was obtained from the stockholder or filings with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying the outstanding warrants, restricted stock units, and stock options held by such person that are exercisable within 60 calendar days of February 19, 2015, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 17,009,773 shares of common stock outstanding as of February 19, 2015.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:

Tallwood(1)	8,649,452	51%
Alcatel-Lucent(2)	1,693,196	10%
Lloyd Miller LLC(3)	970,463	6%
Directors and Named Executive Officers:

Diosdado Banatao(1)(4)	8,668,256	51%
Jason W. Cohenour(5)	5,362	*
Danial Faizullabhoy(6)	36,337	*
Frederick M. Lax(7)	27,352	*
George Pavlov(1)(8)	8,668,577	51%
James Smaha(9)	19,125	*
Omid Tahernia(10)	129,411	1%
Dennis Bencala(11)	49,063	*
Stuart Krometis(12)	32,212	*
Jim Murphy(13)	41,199	*
Debajyoti Pal(14)	128,073	1%
All current directors and executive officers as a group (11 persons)(15)	9,155,516	53%

*	Amount represents less than 1% of our common stock.
(1)	Tallwood III, L.P. (Tallwood III), Tallwood III Partners, L.P. (Tallwood III Partners), Tallwood III Associates, L.P. (Tallwood III Associates), Tallwood III Annex, L.P. (Tallwood III Annex), and Tallwood Partners L.L.C. (Tallwood Partners and together with Tallwood III Annex, Tallwood III, Tallwood III Partners and Tallwood III Associates, the Tallwood Funds) directly own 5,845,194; 740,181; 45,287; 1,818,790, and 200,000) shares of our common stock, respectively. Tallwood III Management, LLC (Tallwood Management) is the general partner of Tallwood III, Tallwood III Partners and Tallwood III Associates. Tallwood III Annex Management, LLC (Tallwood Annex Management) is the general partner of Tallwood III Annex. Tallwood Management may be deemed to share voting and dispositive power with respect to the shares owned by Tallwood III, Tallwood III Partners, and Tallwood III Associates, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Tallwood Annex Management may be deemed to share voting and dispositive power with respect to the shares owned by Tallwood III Annex, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Messrs. Banatao and Pavlov are Managing Members of Tallwood Management and Tallwood Annex Management and may be deemed to beneficially own the shares held by the Tallwood Funds, but disclaim such beneficial ownership except to the extent of their pecuniary interest therein. The business address of each of the foregoing entities is Tallwood Venture Capital, 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, CA 94025.

(2)	Consists of 1,219,512 shares of common stock purchased by Alcatel-Lucent in a private placement on September 29, 2014 and 473,684 shares of common stock subject to a warrant that are exercisable within 60 days after February 20, 2015
(3)	Based solely on a Schedule 13G filed on February 5, 2015, these shares are held by Lloyd I. Miller III in his capacity as (i) manager of a limited liability company that is adviser to certain trusts, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, (iii) manager of certain limited liability companies, (iv) investment counsel for a certain trust, and (v) an individual. He may be deemed to be the beneficial owner of 970,463 shares of our common stock in his capacity as investment manager with the power to dispose and direct the disposition of the shares of our common stock and has the power to vote the shares of our common stock. Mr. Miller may be deemed to beneficially own 970,463 shares of the issuer.
(4)	Includes options to purchase 11,540 shares that are exercisable within 60 days after February 20, 2015.
(5)	Includes options to purchase 1,616 shares that are exercisable within 60 days of February 20, 2015.
(6)	Includes options to purchase 26,344 shares that are exercisable within 60 days after February 20, 2015.
(7)	Includes options to purchase 18,615 shares that are exercisable within 60 days after February 20, 2015.
(8)	Includes options to purchase 11,540 shares that are exercisable within 60 days after February 20, 2015.
(9)	Includes options to purchase 11,540 shares that are exercisable within 60 days after February 20, 2015.
(10)	Includes options to purchase 110,625 shares that are exercisable within 60 days after February 20, 2015.
(11)	Consists of options to purchase 44,655 shares that are exercisable within 60 days after February 20, 2015.
(12)	Consists of options to purchase 14,968 shares that are exercisable within 60 days after February 20, 2015.
(13)	Includes of options to purchase 32500 shares that are exercisable within 60 days after February 20, 2015.
(14)	Includes options to purchase 61,719 shares that are exercisable within 60 days after February 20, 2015.
(15)	Includes options to purchase 345,662 shares that are exercisable within 60 days after February 20, 2015 held by current executive officers and directors.

Section 12. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer.

Eligible Options under the 2014 Plan that we accept for exchange pursuant to this Offer will be cancelled as of the expiration date of the Offer and the shares of common stock subject to them will be used to issue the Replacement Options. All Eligible Options that are surrendered under the Offer will be cancelled promptly upon expiration of the Offer and the shares underlying such Eligible Options will be added back to the 2014 Plan’s share reserve in accordance with the applicable plan provisions. As explained in Section 11, neither Eligible Options held by nor any Replacement Options issued to our CEO will count towards the 2014 Plan’s limit.

We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation—Stock Compensation” to measure and recognize compensation expense for all share-based payment awards made to employees based on estimated fair values. Under these rules, the exchange of options will be characterized as a modification of the exchanged options. We expect to recognize the incremental compensation cost, if any, of the Replacement Options granted under this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option measured as of the date granted, over the fair value of the corresponding Eligible Option(s) surrendered in exchange, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of the Replacement Option awards. If any portion of the Replacement Options is forfeited prior to vesting due to termination of employment or service, then the compensation cost for the forfeited portion of the award will not be recognized.

The additional compensation expense we ultimately recognize in connection with this Offer will depend on a number of factors, including:

•	the fair market value of our common stock on the date of grant of the Replacement Options issued in this Offer;

•	the level of participation by Eligible Optionholders in this Offer;

•	the exercise price per share of Eligible Options cancelled in this Offer; and

•	the number of Replacement Options that are forfeited prior to vesting.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Replacement Options is subject to the conditions described in Section 7.

Section 14. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS DISCLOSURE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a description of the material U.S. federal income tax consequences of the Offer. This discussion is based on the Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (which, we refer to as the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Option is granted or the restricted stock award vests.

If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences which may apply to you.

We recommend that you consult your own tax advisor with respect to the consequences of participating in the Offer under state, local and non-U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of Replacement Options.

We believe that the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and you should not recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options pursuant to the Offer.

All of the Replacement Options granted pursuant to the Offer will be nonstatutory stock options and no Replacement Options will qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code. The grant of the Replacement Options will not result in taxable income to you. You will generally recognize ordinary income upon exercise of the Replacement Options in an amount equal to the excess, if any, of the fair market value of the shares acquired upon exercise of the Replacement Options over the exercise price for those shares. Gains or losses realized by you upon disposition of the shares received upon exercise of the Replacement

Options will be treated as capital gains and losses (long-term or short-term depending on whether the shares were held for the required holding period before the sale), in an amount equal to the difference between the basis and the sale price, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time you recognize ordinary income upon exercise of your Replacement Option, subject to any deduction limitation under Section 162(m) of the Code as discussed below. We also intend to comply with Section 409A of the Code by granting Replacement Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options.

Section 162(m).

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” We expect that all of our Replacement Options when granted under the 2014 Plan should qualify as performance based compensation and should be deductible under Section 162(m).

Section 280G.

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, you may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Withholding.

We will have the right to withhold or require that you to remit to us, all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary income recognized in connection with the exercise of a nonstatutory stock option by you. We will require all Eligible Optionholders to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Section 15. Considerations Specific to Eligible Optionholders Located and/or Subject to Tax Outside the U.S.

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this Offer, you may be liable for income and social insurance tax in connection with your participation in the Offer and/or the grant, vesting or exercise of your Replacement Options. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding, or other obligations with respect to our international participants by using the procedures described in Section 14 of Part III.

If you are eligible for the Offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences which may apply to you. We recommend you consult your personal tax advisor to discuss these consequences.

Tax and other legal effects of Offer participation and the grant of Replacement Options for Eligible Optionholders located and/or subject to tax in China (PRC), France, Germany, India, Japan, Korea, Taiwan or the United Kingdom.

If you are an Eligible Optionholder located and/or subject to tax outside the U.S., you should carefully review Appendix B (“Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S.”) to this Offer to Exchange for further discussion of the tax, social insurance and other legal consequences of accepting or rejecting the Offer under various foreign laws.

The Guide to Issues for Individuals Located and/or Subject to Tax Outside the U.S. found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the Offer.

If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Exchange rate risks for non-U.S. employees.

The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.

Before accepting the Offer, we recommend that you consult with your own tax advisor to determine the income and social contribution tax consequences of participating in the Offer.

Section 16. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Offer to terminate or amend the Offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect.

Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9 a.m., U.S. Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the Offer following a material change in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the twentieth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the twentieth business day):

•	we increase or decrease the per share exchange value of the options ( i.e., increase or decrease what we will give you in exchange for your options);

•	we change the type of options eligible to be tendered for exchange in the Offer; or

•	we increase the number of options eligible to be tendered for exchange in the Offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

Section 17. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer, or other person for asking option holders to exchange options under this Offer.

Section 18. Additional Information.

With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange, the Terms of Election and other materials available at https://ikanos.equitybenefits.com, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, filed with the SEC on February 28, 2014;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2014;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 31, 2014;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 16, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2014, June 29, 2014 and September 28, 2014, filed with the SEC on May 6, 2014, August 8, 2014 and November 10, 2014, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2014, February 24, 2014, March 12, 2014, March 21, 2014, April 25, 2014, June 5, 2014, September 19, 2014, September 29, 2014, October 10, 2014, October 20, 2014, November 26, 2014, December 1, 2014, December 11, 2014, December 16, 2014, January 15, 2015, January 27, 2015, February 6, 2015 February 12, 2015 and February 18, 2015, except as to any portion of such reports furnished under Items 2.02 or 7.01 of Form 8-K.

These filings, as well as any amendment or report filed for the purpose of updating such filings, may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at +1 (202) 551-8090. Our filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on NASDAQ under the symbol “IKAN.”

Upon request and without charge, we will also provide a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) to each person to whom a copy of this Offer to Exchange is delivered. Such request must be submitted stockexchange@ikanos.com.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Ikanos should be read together with the information contained in the documents to which we have referred you.

Section 19. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this Offer with respect to your options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange Certain Outstanding Stock Options for a Number of Replacement Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by Ikanos.

February 20, 2015

Ikanos Communications, Inc.

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

OF

IKANOS COMMUNICATIONS, INC.

The directors and executive officers of Ikanos Communications, Inc., their positions and offices held as of February 19, 2015 are set forth in the following table:

Name	Positions and Offices Held
Directors:
Omid Tahernia	President and Chief Executive Officer, Director
Diosdado P. Banatao	Chairman of the Board
Jason W. Cohenour	Director
Danial Faizullabhoy	Director
Frederick Lax	Director
George Pavlov	Director
James Smaha	Director

Executive Officers:
Omid Tahernia*	President and Chief Executive Officer, Director
Dennis Bencala*	Chief Financial Officer and Vice President of Finance
Stuart Krometis*	Vice President of Worldwide Sales
Jim Murphy*	Vice President of Human Resources
Debajyoti Pal*	Senior Vice President and Chief Technology Officer

*	Each of these individuals was identified as a “named executive officer” in the Company’s proxy statement filed April 23, 2014.

The address of each director and executive officer is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538, USA. The telephone number for each director and executive officer is (510) 979-0400.

A-1

APPENDIX B

GUIDE TO ISSUES FOR INDIVIDUALS LOCATED AND/OR

SUBJECT TO TAX OUTSIDE THE U.S.

The following is a discussion of the material tax and legal consequences of participating in the exchange of Eligible Options for the grant of the Replacement Options for eligible employees subject to tax in the People’s Republic of China, France, Germany, India, Japan, Korea, Taiwan or the United Kingdom. This discussion is based on the laws in effect as of February 2015. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when you exercise the Replacement Options, or when you sell shares acquired at exercise of the Replacement Options. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.

Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your Replacement Options is based on the laws in effect as of February 2015 and Ikanos’ current practice in relation to recharging costs of its equity awards outside the U.S. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate Ikanos’s recharge of its cost related to the Replacement Options to the local employer.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your Eligible Options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Offer. Also, if you were granted Eligible Options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the Replacement Options are granted to you pursuant to the Offer, you may be subject to tax not only in the new country, but also in the original country.

Neither Ikanos nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the Offer. Therefore, we strongly recommend you consult with your personal tax advisor about the effect on your personal tax situation if you choose to participate in the Offer.

CHINA (PRC)

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of your current stock appreciation rights that qualify as Eligible Options for the Stock Appreciation Rights (meaning for purposes of this Appendix B those cash-settled stock appreciation rights offered to Eligible Optionholders in the People’s Republic of China in the place of Replacement Options).

Grant of Stock Appreciation Rights

You will not be subject to tax when the Stock Appreciation Rights are granted to you.

Vesting of Stock Appreciation Rights

You will not be subject to tax when the Stock Appreciation Rights vest.

Exercise of Stock Appreciation Rights

When you exercise your Stock Appreciation Rights in accordance with their terms, you likely will be subject to income tax at your progressive income tax rate (up to 45%) on the difference (or “spread”) between the exercise price of the Stock Appreciation Rights and the fair market value of Ikanos’s common shares on the date of exercise (which may be calculated based on a trailing average of market prices per the 2014 Plan). You may also be subject to social insurance contributions.

Note that on exercise of your Stock Appreciation Rights you will receive a cash payment from your employer equal to the spread and you will not receive any shares of Ikanos stock.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your Stock Appreciation Rights. Your employer may also be required to withhold social insurance contributions if it is of the opinion that social insurance legislation requires this. Your employer may withhold any tax withholding amounts not covered by the Stock Appreciation Rights exercise from payroll and other amounts payable by your employer to you. You are responsible for paying any difference between the actual tax liability and the amount withheld.

FRANCE

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax at your progressive income tax rate (up to 45%) on the difference (or “spread”) between the exercise price of the Replacement Options and the fair market value of the shares on the date of exercise. You will also be subject to social insurance contributions on the spread at rates of up to 23%.

Any shares acquired by exercise of your Replacement Options may need to be included in your personal estate and must be declared to the tax authorities for purposes of the wealth tax if the total amount of your taxable personal estate (including your household’s) exceeds a certain threshold (€1,300,000 for 2015), as valued on January 1. You should seek the advice of qualified investment and tax professionals, as well as legal counsel, to determine if any Ikanos shares you hold will need to be included in your personal estate for purposes of calculating your wealth tax.

Note: While your Eligible Options may have been qualified for special tax treatment under the French Commercial Code that would allow for you to avoid taxation upon exercise, any Replacement Options will be subject to taxation upon exercise.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to personal income tax at progressive rates (up to 45%) plus additional social taxes of 15.5% on the difference between the net sale price and the fair market value of the shares on the date you exercised the Replacement Options. These additional social taxes include the general social insurance contribution (the “CSG”) at a rate of 5.1%. The CSG component of the additional social taxes is deductible from your taxable income for the year in which the CSG is paid (i.e. for shares sold in 2015, CSG is paid in 2016 and deducted from your 2016 taxable income). Further, the capital gain basis for personal income tax purposes may be reduced if you hold the shares for certain periods of time prior to sale. Under current laws, if you hold the shares for at least two years but less than eight years, the basis will be reduced by an allowance of 50%; if you hold the shares for at least eight years, the basis will be reduced by an allowance of 65%

If the sale price is less than the fair market value of the shares on the exercise date, you will realize a capital loss. The capital loss can be offset against capital gain of the same nature realized by you and your household during the same year or during the ten following years. Like capital gains, the entire capital loss available to offset capital gains is subject to a reduction depending on how long the shares have been held before disposal. Therefore, the capital loss available to offset capital gains realized in the same year or during any of the subsequent ten years would be reduced by 50% or 65%, depending on whether the shares were held for a period of at least two years but less than eight years or eight years or more before disposal. This capital loss cannot be offset against other types of income.

Surtax on High Income

An additional surtax will apply at a rate of 3% on income in excess of €250,000 and 4% tax on income in excess of €500,000 for a single person (for a couple or common taxation, the thresholds are €500,000 and €1,000,000, respectively). This surtax will apply to all kinds of income received in 2014 and subsequent years (including the spread at exercise and the entire gain at sale of the shares as opposed to a reduced amount based on the period for which the shares have been held before disposal). You should seek the advice of qualified investment and tax professionals, as well as legal counsel, to determine if you are subject to the surtax and the availability of a surtax reduction (which may apply if your income met the above-mentioned thresholds in the current tax year, but did not meet the thresholds in the two prior tax years).

Withholding and Reporting

Provided you are a French tax resident, your employer is not required to withhold income tax when you exercise or sell your Replacement Options. However, because the gain at exercise of your Replacement Options will be considered salary income, your employer is required to report such amounts on its annual declaration of salaries (which is filed with the French tax and labor authorities) and on your monthly pay records. In addition, your employer will withhold and pay all applicable social insurance contributions at the time you exercise your Replacement Options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the Offer.

GERMANY

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax at your marginal income tax rate (up to 45%) on the taxable amount, plus solidarity surcharge at 5.5% and church tax (at rates of 8% or 9%, if applicable) on your income tax liability. The taxable amount will be the difference (or “spread”) between the exercise price of the Replacement Options and the fair market value of the shares on the date of exercise. You will also be subject to social insurance contributions at a maximum combined rate of up to 20.425% (1) on the spread to the extent that your income has not yet exceeded the applicable annual income ceilings.

(1) The combined social insurance rate of 20.475% is calculated as follows: (i) Old age pension at 9.35% and unemployment at 1.5% (on income up to €72,600 for West German states and €62,400 for East German states), and (ii) Health Insurance at 8.2% and Home Care Insurance at 1.175% plus an additional 0.25% for employees without children (on income up to €49,500).

Sale of Shares

Please note that the following information applies to shares acquired on or after January 1, 2009. The tax treatment upon sale of shares acquired prior to this date is different and you should consult with your personal tax advisor if you have questions about the sale of such shares.

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax at a flat rate of 25% (plus solidarity surcharge and, if applicable, church tax, on the flat rate tax) on the difference between the sale price and the fair market value of the shares on the date you exercised the Replacement Options, unless you either own 1% or more of the Company’s stated capital (or have owned 1% or more at any time in the last five years) or you hold the shares as business assets. You may deduct €801 (€1,602 for married couples filing jointly) from your total capital gains and other income derived from capital investment earned in the relevant tax year.

Alternatively, if the flat tax rate exceeds your marginal income tax rate, you may elect an assessment in order to have your marginal income tax rate applied to the capital gain.

If you realize a capital loss, you may deduct the loss only from capital gains generated from the sale of shares in the same calendar year or in subsequent calendar years. The loss may not be deducted from other income from capital investments (e.g., dividend income or interest income) of the same calendar year or subsequent calendar years.

Withholding and Reporting

Your employer will withhold income tax (plus solidarity surcharge and church tax, if applicable) and social insurance contributions (to the extent that your income has not already exceeded applicable ceilings) due on the spread at exercise and report the spread as income to you to the German tax authorities on your wage tax card for the month in which you exercised the Replacement Options.

You will be responsible for including any income realized upon exercise of the Replacement Options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld by your employer.

EXCHANGE CONTROL INFORMATION

Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank) by the fifth day of the month after the date of the transaction. The report must be filed electronically. The form of report (“Allgemeines Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for complying with the applicable reporting requirements.

INDIA

TAX INFORMATION

Option Exchange

The tax treatment of the exchange of Eligible Options for the grant of the Replacement Options is uncertain. The Indian tax authorities may treat the exchange as the disposal of a capital asset (i.e., the Eligible Option) which is subject to capital gains tax. In this case, the capital gain would likely be calculated based on the difference between the full value of consideration received in exchange for the Eligible Option (i.e., the value of the Replacement Options) reduced by the cost paid to acquire the Eligible Options.

In the present case, the cost of acquisition of the Eligible Options that are being exchanged for Replacement Options may be considered as “indeterminable,” in which case the capital gains computation mechanism fails. Under existing judicial precedent, no capital gains tax liability arises where the computation mechanism for capital gains fails. As a result, there are arguments that you will not be subject to capital gains tax as a result of the exchange of Eligible Options for the Replacement Options. However, there is no statutory guidance specifically on point. As a result, taking the position that no tax is due on the exchange is not without risk and Ikanos takes no responsibility for the tax position that you take regarding the exchange. Accordingly, we recommend that you consult your personal tax advisor regarding the potential tax consequences of participating in the Offer.

Your employer may report the exchange as a taxable event, even if the exchange is not ultimately subject to tax. Please note that to the extent that taxes are paid on the exchange, you will not receive a credit for the tax paid when your Replacement Options are subsequently exercised. In addition, if you subsequently forfeit your Replacement Options received in the Offer before they vest, you likely will not be entitled to a refund of the amount on which you paid tax at the time of the exchange.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you, except as discussed above in the “Option Exchange” discussion.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax at your marginal income tax rate (up to 30.9% on income in excess of INR 1 million, including Education Cess and Secondary & Higher Education Cess, which is due on the income tax liability). The taxable amount will be the difference (or “spread”) between the exercise price of the Replacement Options and the fair market value of the shares on the date of exercise. Since Ikanos’s shares are not traded on a recognized stock exchange in India, the fair market value of the shares on the date of exercise will be determined by a category-I merchant bank in India and will generally be based (at least in part) on the closing market price of Ikanos’s shares on the applicable valuation date. In addition, a surcharge of 10% will be levied on income tax payable to the extent your total income for the fiscal year (i.e., April 1—March 31) is above INR 10 million, such that income in excess of INR 10 million will be taxed at an aggregate rate of 33.99%.

Sale of Shares of Common Stock

When you subsequently sell the shares acquired under the Replacement Options, you will be subject to tax on any gain you realize. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise, as determined by the merchant bank.

If you hold the shares for more than three years after the date of exercise, the gain will be classified as a long-term capital gain and will be subject to tax at a flat rate of 20.6% (including education cess). If you hold the shares for three years or less, the gain will be classified as a short-term capital gain and will be subject to tax at your marginal income tax rate.

Further, to the extent your total income for the fiscal year (i.e., April 1—March 31) is above INR 10 million, the 10% surcharge will apply. If this surcharge applies, short-term capital gains will be taxed at an aggregate rate of 33.99% and long-term capital gains will be taxed at an aggregate rate of 22.66%.

If you realize a capital gain (as with your other income), the tax on the gain is payable under the Advance Tax System during the fiscal year (i.e., April 1—March 31) in three installments, as follows:

•	On or before September 15th—not less than 30% of the tax payable for the year;

•	On or before December 15th—not less than 60% of the tax payable for the year, reduced by the amount paid in the earlier installment; and

•	On or before March 15th—the whole amount of the tax payable for the year, reduced by the amount paid in the earlier installments.

Your responsibility to make advance tax payments pursuant to the above schedule arises on the date that you realize a capital gain. Thus, for example, if you realize a capital gain in October 2015, you will be required to pay not less than 60% of the tax due on such capital gain by December 15, 2015. If you fail to pay the required amount of capital gains tax according to the above schedule, you will be liable for interest at a rate of 1% per month on the amount of the underpayment.

If you realize a capital loss upon the sale of shares which you have held for a period of three years or less (i.e., a short term capital loss), you will be able to offset the loss only against any capital gains realized in the same year. If you realize a capital loss upon the sale of shares which you have held for more than three years (i.e., long term capital loss), you will be able to offset the loss only against long term capital gains of the same year. Unabsorbed losses can be carried forward for eight assessment years, and—

(a) if the loss is a short term capital loss, it can be offset against short term and long term capital gains of such succeeding years.

(b) if the loss is a long term capital loss, it can be offset only against long term capital gains.

Withholding and Reporting

Your employer will withhold income tax, education cess and surcharge, if applicable, and report the spread as income to you on its annual return of salaries.

You will be responsible for including any income realized with respect to the Replacement Options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld by your employer. It is also your responsibility to report any income you realize upon the sale of shares acquired under the Replacement Options and pay any taxes due on such income.

EXCHANGE CONTROL INFORMATION

Notwithstanding anything to the contrary in the 2014 Plan or your stock option award agreement, due to legal restrictions in India, you will not be permitted to pay the Replacement Option exercise price by: (1) transferring Ikanos shares to us or (2) a “sell-to-cover” exercise such that part of the shares that are issued to you when you exercise this Replacement Option will be sold immediately upon exercise and the proceeds of sale will be delivered to Ikanos to cover the aggregate Replacement Option exercise price and any taxes. Ikanos reserves the right to provide you with these methods of payment depending on the development of local law.

Indian residents are required to repatriate all proceeds resulting from the sale of any shares and any dividends received in relation to any shares acquired under the Replacement Options to India within 90 days and 180 days of receipt, respectively. Upon repatriation, you will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

FOREIGN ACCOUNT / ASSETS REPORTING INFORMATION

Indian residents are required to declare the following items in their annual tax return: (i) any foreign assets held by them (including shares acquired under the 2014 Plan), and (ii) any foreign bank accounts for which they have signing authority. You are responsible for complying with this reporting obligation and should confer with your personal tax advisor in this regard.

JAPAN

TAX INFORMATION

Option Exchange

Although the tax treatment of the Offer is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the Replacement Options. We recommend you consult your personal tax advisor regarding the potential tax consequences of participation in the Offer.

Grant of Replacement Options

You likely will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax at your marginal income tax rate (up to 45%), plus a 10% local inhabitants tax on the taxable amount. The taxable amount will be the difference (or “spread”) between the exercise price of the Replacement Options and the fair market value of the shares on the date of exercise. You will not be subject to social insurance contributions upon exercise of your Replacement Options.

From January 1, 2013, to December 31, 2037, a special surtax to fund reconstruction after the East Japan tsunami disaster will be applied to the national tax portion of your tax liability due on any income you realize in connection with the Replacement Options.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax at a flat rate of 20% on the difference between the sale price and the fair market value of the shares on the date you exercised the Replacement Options. In addition, the special surtax to fund reconstruction after the East Japan tsunami disaster will be applied to the national tax portion of your tax liability on any income recognized from 2013 through 2037 (resulting in a total tax rate at sale of 20.315%). Please note that the regime that allowed for a lower capital gains tax rate in certain circumstances is no longer available effective December 31, 2013.

If you realize a capital loss, you may deduct the loss only from capital gains generated from the sale of shares in the same tax year and the three subsequent tax years, provided that certain conditions are met.

Withholding and Reporting

Your employer is not required to withhold income tax (including surtax) when you exercise your options. However, your employer is required to report information on the income you receive from the exercise of your options to the Japanese tax authorities on an annual basis, by March 31st following the end of the year in which exercise occurred. It is your responsibility to report any income you realize upon exercise of the Replacement Options or the sale of such shares acquired upon exercise and to pay any applicable taxes due on such income. Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans such as the 2014 Plan, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

EXCHANGE CONTROL INFORMATION

If you pay more than ¥30 million in a single transaction to acquire shares under the Replacement Options and such payment is made without the involvement of any bank in Japan, then you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the twentieth day of the month after the month you exercised the Replacement Options. If such payment is made through any bank in Japan, then a Payment Report must be filed with the MOF through the bank through which the payment was effected within 10 days after the payment. If you acquire shares valued at more than ¥100 million in a single transaction, you must file both a Report Concerning Acquisition of Shares (“Securities Acquisition Report”) and a Payment Report with the Ministry of Finance by the twentieth day after the date of exercise of the Replacement Options.

FOREIGN ACCOUNT / ASSETS REPORTING INFORMATION

You are required to annually report details of any assets held outside of Japan as of December 31, including shares acquired under the 2014 Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. You are responsible for complying with this reporting obligation and should consult with your personal tax advisor in this regard.

KOREA

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax on the taxable amount at your marginal income tax rate (up to 41.8%, including the inhabitant surtax), plus social insurance contributions at a combined rate of approximately 8.34% (to the extent your income has not yet exceeded the applicable monthly income ceiling). The taxable amount will be the difference (or “spread”) between the exercise price of the Replacement Options and the fair market value of the shares on the date of exercise.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax at a flat rate of 22% on the difference between the sale price and the fair market value of the shares at exercise, but only to the extent that your gains exceed the annual exempt amount (KRW2,500,000 per year per type of asset sold). No securities transaction tax will apply to the sale of shares acquired under the 2014 Plan.

Capital losses can be offset against capital gains from assets subject to same tax rate (e.g., shares in a foreign company) realized during the same year. Any remaining capital loss cannot be carried forward.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the Replacement Options. However, your employer may be required to withhold social insurance contributions on the spread upon exercise of your Replacement Options. It is your responsibility to report and pay any taxes resulting from participation in the Offer, the exercise of the Replacement Options and the sale of shares received upon exercise of the Replacement Options.

If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return, which must be filed by May 31 of the year following the year in which the taxable event occurred.

EXCHANGE CONTROL INFORMATION

To remit funds out of Korea in order to pay the exercise price of your Replacement Options by cash or check, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure, (i.e., the bank does not need to approve the remittance and the process should not take more than a single day.) You likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance.

In addition, if you receive U.S. $500,000 or more from the sale of shares in a single transaction, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

FOREIGN ACCOUNT / ASSETS REPORTING INFORMATION.

If you are a Korean resident, you must declare all of your foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) based in countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). Please consult your personal tax advisor to determine your personal for additional information about this reporting obligation prior to the due date for this report, including information on whether or not the inter-governmental agreement between Korea and the U.S. has been concluded and, if so, whether or not it will exempt you from this requirement.

TAIWAN

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax (at rates up to 40%) on the difference (or “spread”) between the exercise price of the Replacement Options and the fair market value of the shares on the exercise date.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will not be subject to ordinary income tax on any gain. However, any income you derive from the sale of your shares (i.e., income from foreign sources) will be includible as part of your basic income for purposes of calculating your Alternative Minimum Tax (“AMT”) under the AMT regime. AMT is only due if your basic income exceeds TWD 6 million.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the Replacement Options, but is required to report the details of the exercise of the Replacement Options to the tax authorities. Your employer will prepare and file a non-withholding statement with the tax authorities by January 31 (or such other date as the authorities provide) of the year following the year of exercise. Your employer will deliver a copy of the non-withholding statement to you so you can include the taxable amount in your annual return. You are responsible for reporting and paying any tax resulting from the exercise of your Replacement Options and the sale of your shares.

EXCHANGE CONTROL INFORMATION

You may acquire and remit foreign currency (including the exercise price of and proceeds from the sale of shares) up to US$5,000,000 per year without special permission. However, all remittances must be made through an authorized foreign exchange bank. This requirement will not apply if you exercise the Replacement Options through a cashless exercise method.

If you engage in a single transaction of TWD$500,000 or more you are required to submit a Foreign Exchange Transaction Form. If the amount is U.S. $500,000 or more in a single transaction, you must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Vesting of Replacement Options

You will not be subject to tax or employee National Insurance contributions (“NICs”) when the Replacement Options vest.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax (at rates up to 45%) and NICs on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.

Your employer will calculate the income tax and NICs due at exercise and intends to account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) through the Pay-As-You-Earn (“PAYE”) tax withholding system. Please see below for further information.

Your employer may withhold income tax and NICs from shares to be issued to you upon exercise, from the proceeds from the sale of shares or from your monthly salary. If, for any reason, a sufficient amount is not withheld, you are required to pay the income tax due to your employer within 90 days after the end of the U.K. tax year in which the exercise occurs. If you fail to pay your employer for the income tax due within 90 days after the end of the U.K. tax year in which the exercise occurs, you will be deemed to have received a loan equal to the amount of income tax that your employer has paid on your behalf. The loan will be immediately due and payable and will bear interest at the then-current HMRC rate. Your employer may recover the loan from you by any of the means set forth in your stock option agreement. However, if you are a director or executive officer within the meaning of Section 13(k) of the Securities Exchange Act, you are not eligible for a loan from Ikanos. In this instance, if you do not settle all income taxes within 90 days after the end of the U.K. tax year in which the exercise occurs, the amount of any uncollected income taxes may constitute a benefit to you on which additional income taxes and NICs may be payable. You will be responsible for reporting and paying any income tax and reporting employee NICs due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing your employer the value of any employee NICs due on this additional benefit, which your employer may recover from you by any of the means set forth in your stock option agreement.

Sale of Shares

When you sell the shares acquired at exercise of the Replacement Options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is payable on gains from all sources in excess of the annual personal exemption in any tax year. This personal exemption is £11,000 (for the 2014/2015 year) and £11,100 (for the 2015/2016 year). Capital gains tax is payable at a rate of 18% if your gains from all sources in any tax year are under the upper limit of the basic income tax rate band of £31,865 (for the 2014/2015 year) / £31,865 (for the 2015/2016 year). If your capital gains from all sources exceeds the upper limit, capital gains tax is payable at 28%.

Furthermore, if you acquire other shares in Ikanos, you must take into account the share identification rules in calculating your capital gains liability.

If you realize a capital loss on the sale of your shares, you may reduce your total chargeable capital gains for that tax year, whatever their source, by the amount of your capital loss. If you do not need to use the entire amount of your loss to reduce your total capital gains that tax year to the level of the annual personal exemption, you may carry the excess loss forward and use it to reduce your capital gains in the next tax year. You may continue to carry your loss forward indefinitely until the entire amount of the loss has been used. You are not able to use a capital loss to reduce your chargeable capital gains from a previous tax year. Furthermore, you must notify HMRC of your capital losses on your personal self-assessment tax return.

Withholding and Reporting

As described above, your employer is required to withhold income tax and NICs through the PAYE system when you exercise your options. Please note that no shares will be issued or transferred to you unless you have made arrangements satisfactory to Ikanos for the payment of any such tax liability. However, you are ultimately responsible for payment of any income tax and NICs due. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the difference. Your employer is also required to report the details of the grant and exercise and the tax withheld in its annual returns.

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the exercise of your Replacement Options and the sale of your shares. You are also responsible for paying any tax resulting from the sale of your shares.